Date Filed:  April 7, 1997                            SEC File No.


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN TIRE CORPORATION
----------------------------------------------
(Name of small business issuer in its Charter)

             Nevada                                           87-0535207
------------------------------                          ----------------------
(State or jurisdiction of                               (I.R.S. Employer
incorporation or organization)                          Identification Number)

446 West Lake Avenue, Ravenna, Ohio  44266 (216) 296-8778
-------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


3011
--------------------------------------------------------
(Primary Standard Industrial Classification Code Number)

Copies to:                                Registered Agent:
Elliott N. Taylor, Esq.                   Laughlin Associates, Inc.
Taylor and Associates, Inc.               2533 North Carson Street
3090 East 3300 South, Suite 400           Carson City, Nevada  89706
Salt Lake City, Utah  84109               (800) 648-0966
Phone (801) 463-6080                      ------------------------------------
Fax (801) 463-6085                        (Name, address, including zip code,
                                          and telephone number, including area
                                          code, of agent for service)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Each                         Proposed Maximum   Proposed Maximum
Amount of
Class of Securities   Amount to       Offering Price     Aggregate Offering
Registration
to be Registered      be Registered   per Share (1)      Price (1)
Fee
-------------------   -------------   ----------------   ------------------
------------
Shares of Common
Stock, $0.001 par
value                 155,000 Shares  $6.375             $988,125.00
$299.48


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. This amount is based upon the average of the high and low prices ($6.375) of the common stock of the Registrant as reported on the NASD's OTC Bulletin board on April 4, 1997.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

The Registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Exhibit Index appears on consecutively numbered page 67.
PAGE

AMERICAN TIRE CORPORATION
Cross Reference Sheet Pursuant to Rule 404(a)

Cross reference between items of Part I of Form S-1 and the Prospectus filed by American Tire Corporation, as part of the Registration Statement.

REGISTRATION STATEMENT ITEM NUMBER                    PROSPECTUS
AND HEADING                                           HEADING
----------------------------------                    ----------

1.     Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus......... Front Cover

2.     Inside Front and Outside Back Cover Page
     of Prospectus.................................. Inside Front Cover and
                                                      Outside Back Cover

3.     Summary Information; Risk Factors; and
      Ration of Earnings to Fixed Charges............ INTRODUCTION; RISK
                                                      FACTORS; Not Applicable

4.     Use of Proceeds................................ Not Applicable

5.     Determination of Offering Price................ Not Applicable

6.     Dilution....................................... Not Applicable

7.     Selling Security Holders....................... SELLING
SHAREHOLDERS

8.     Plan of Distribution........................... PLAN OF DISTRIBUTION

9.     Legal Proceedings.............................. LITIGATION

10.     Directors and Executive Officers............... MANAGEMENT

11.     Security Ownership of Certain Beneficial
     Owners and Management.......................... PRINCIPAL SHAREHOLDERS

12.     Description of the Securities to
     to be Registered............................... DESCRIPTION OF
                                                      CAPITAL STOCK

13.     Interest of Named Experts and Counsel.......... EXPERTS and
LEGAL                                                               MATTERS

14.     Statement as to Indemnification................ UNDERTAKINGS

15.     Organization Within Five Years................. BUSINESS

16.     Description of Business........................ BUSINESS

17.     Description of Property........................ PROPERTY

     (A)  Description of Property-Issuers Engaged
           In Significant Mining Operations.......... Not Applicable
     (B)  Supplementary Financial Information
           About Oil and Gas Producing Activities.... Not Applicable
PAGE

REGISTRATION STATEMENT ITEM NUMBER                    PROSPECTUS
AND HEADING                                           HEADING
----------------------------------                    ----------

18.     Interest of Management and Others
     in Certain Transactions........................ CERTAIN TRANSACTIONS

19.     Certain Market Information..................... Not
Applicable

20.     Executive Compensation......................... EXECUTIVE
COMPENSATION

21.     Financial Statements........................... FINANCIAL STATEMENTS

PAGE

PROSPECTUS


SUBJECT TO COMPLETION -- DATED APRIL 7, 1997


155,000 Shares

AMERICAN TIRE CORPORATION

Common Stock


     All of the shares of Common Stock offered hereby are being sold by certain shareholders of the Company (the"Selling Shareholders"). See SELLING SHAREHOLDERS. The Company will not receive any proceeds from the sale of the shares offered hereby.

     The Common Stock of the Company is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the "OTC Bulletin Board") under the symbol "ATYR". On April 4, 1997, the last reported sales price of the Common Stock was $6.50 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS THE COMMISSION PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING; NOR HAS ANY STATE SECURITIES DIVISION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


==============================================================================
                          Price to      Underwriting       Proceeds to Selling
                          Public        Discounts (1)      Shareholders (1)
------------------------------------------------------------------------------
Per Share...............  $             $0.00              $
Total...................  $             $0.00              $
==============================================================================

(1) Any commissions or discounts paid in connection with the sale of the Common Stock will be paid by the Selling Shareholders and will be determined through negotiations between them and the broker-dealer through or to which the shares are sold and may vary depending on the broker-dealer's fee schedule, the size of the transaction, and other factors. The Selling Shareholders and any broker, dealer, or agent that participates with the Selling Shareholders in the sale of the Common Stock may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. See PLAN OF DISTRIBUTION.



The date of this Prospectus is __________, 1997
PAGE

     No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

     Changes in the Offering which occur after the date hereof, if any, will necessitate the filing with the Securities and Exchange Commission (the "Commission") of an amendment to the registration statement of which this Prospectus forms a part (the "Registration Statement") and review and declaration of effectiveness by the Commission of such amendment. There can be no assurance that any such amendment will become effective. Should the Company file a post-effective amendment and such amendment is not declared effective by the Commission, Selling Shareholders will be precluded from making offers and from selling the Shares of Common Stock.
PAGE

PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

The Company

     American Tire Corporation, a Nevada corporation (the "Company"), was organized on January 30, 1995, to take advantage of existing proprietary and non-proprietary technology available for the manufacturing of specialty tires. The Company has had limited operations since its organization and is a "development stage" company. The Company is engaged in the manufacturing, marketing, distribution, licensing, and sales of airless "specialty" tires utilizing a "liquid phase" technology. "Liquid Phase" technology refers to a production process where the materials that are utilized in the process are initially in a liquid state and, through a reaction (primarily chemical), the liquid materials are transformed into a solid state. See BUSINESS.

     The Company has spent extensive time analyzing the tire industry, its perceived major competitors, potential markets, and its own strengths and weaknesses. The Company believes that the tire industry is dominated by several large competitors, has competitive pressures from cheaper imported tires from the Pacific Rim, and maintains a commitment to the traditional pneumatic tire with innovations focusing on tread design, not tire design.
The Company also feels that the tire industry can be divided into several segments each with its own dynamics, dominant companies, target customers, and competitive pressures. See BUSINESS.

     The Company feels its strengths are in its technology and research and development capabilities. Its weaknesses are in its size and financial capabilities and in changing original equipment manufacturer ("OEM") and consumer views on pneumatic tires and the advantages airless tires offer over pneumatic tires. Based on this analysis of the tire industry by the Company, a two-pronged approach has been formulated by the Company's management to manufacture and market its airless tire concept.

     First, the Company has identified certain industry segments where it feels the cost of the tires, the consumer, and the competition will allow it to compete effectively against existing pneumatic tires and the companies that produce them. Second, in industry segments where the Company feels it will not initially have the financial or manufacturing resources to compete effectively, the Company will seek industry partners to manufacture and market tires and tire-wheel assemblies developed from the Company's technology.

     The Company believes that its two-pronged approach for manufacturing and marketing its airless tire technology and products will be the most cost effective means for the Company to be successful. The Company is in the development stage and since its inception in January 1995 to December 31, 1996, the Company has had an operating loss of $1,231,453 due to the cost and expenses associated with beginning operations. The report of the Company's auditor at June 30, 1996 contains a going concern modification as to the ability of the Company to continue. However, since that time, the Company has obtained substantial equity funding which the Company believes is sufficient to meet its working capital requirements. The Company is currently operating at a loss of approximately $80,000 per month and expects operating expenses to continue at such rate until such time as the Company begins to receive revenues from the sale of its products.

     The Company's principal offices are located at 446 West Lake Avenue, Ravenna, Ohio 44266. The Company's telephone number is (216) 296-8778. See RISK FACTORS and BUSINESS.

The Offering

Selling Shareholders................ 155,000 shares of Common Stock

Shares Outstanding as of
 Prospectus Date.................... Common Stock:     4,546,748
                                     Preferred Stock:  -0-

Shares Outstanding after Offering... Common Stock:     4,546,748
                                     Preferred Stock:  -0-

Use of Proceeds..................... The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.

Risk Factors........................ There are certain substantial risks associated with an investment in the
                                     Common Stock, including among others,
                                     risks associated with the absence of
                                     operating revenues or profitable
                                     operations.  See RISK FACTORS.

OTC Bulletin Board Symbol........... Common Stock:  ATYR

PAGE

Summary Financial Information

     The following table sets forth selected summarized financial data for the Company at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes thereto set forth elsewhere in this Prospectus.




            From
                                      For the Six                   For the
Years           Inception on
                                      Months Ended                  Years
Ended             January 30,
                                      December 31,                  June
30,                1995 through
                                    ------------------
-------------------       December 31,
                                    1996          1995 (2)
1996           1995 (2)       1996
                                 ----------    ----------      ----------
----------    ------------
STATEMENT OF OPERATIONS DATA:
-----------------------------
 Interest income................. $   7,480     $   4,655       $   8,161
$   3,611     $  18,252
 Operating Expenses..............   394,213       275,068
604,251        252,241     1,250,705
 Net Income (Loss)...............  (386,733)     (270,413)
(596,090)      (248,630)   (1,231,453)
 Net Earnings (Loss) per share...     (0.09)        (0.07)
(0.16)         (0.06)        (0.30)
 Weighted Average Number
  of Shares Outstanding.......... 4,118,480(1)  3,840,642       3,840,642
3,800,000     4,118,480



                                       Actual as of
                                   ---------------------
                                   December 31   June 30
                                   -----------   -------
                                      1996 (1)     1996
                                   ----------   ----------
BALANCE SHEET DATA:
------------------
 Cash, cash equivalent............ $  634,337   $    4,467
 Working Capital (Deficit)........    860,696     (385,521)
 Total Assets.....................  1,542,795      921,119
 Total Liabilities................     68,895      664,348
 Shareholders' Equity.............  1,473,900      256,771


(1) Does not give effect to the issuance of 200,000 shares of restricted common stock and the payment of $400,000 in cash for the acquisition of UTI
Chemicals (Europe), Ltd., effective February 28, 1997; the issuance of 15,000 shares of common stock pursuant to the exercise of options granted under the Company's 1997 Non Qualified Stock Option Plan dated January 29, 1997; or the sale of 155,000 shares of restricted common stock and the receipt by the Company of $930,000, the proceeds therefrom in February 1997.

(2) The Company was incorporated on January 30, 1995, therefore the six-month period and fiscal year ended June 30, 1995 represent partial periods.



PAGE

RISK FACTORS

     THE PURCHASE OF THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER, IN ADDITION TO THE NEGATIVE IMPLICATIONS OF ALL MATERIAL SET FORTH HEREIN, THE FOLLOWING RISK FACTORS.

RISK FACTORS RELATING TO THE BUSINESS OF THE COMPANY

Start-up or Development Stage Company

     The Company has had limited operations since its organization and is a "start-up" or "development stage" company. Although certain of the Company's Officers have had prior experience in the business of developing, manufacturing, and marketing tires and other products, no assurance can be given that the Company will be able to compete with other manufacturers of such products, virtually all of whom have substantially greater financial resources than the Company. The purchase of the shares of Common Stock offered hereby must be regarded as the placing of funds at a high risk in a new or "start-up" venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. Accordingly, the shares of Common Stock offered hereby should not be purchased by persons who cannot afford the loss of their entire investment. See BUSINESS.

Ability of Company to Continue as a Going Concern

     The report of the Company's auditors at June 30, 1996, contains a modification as to the ability of the Company to continue as a going concern. However, since the date of that report the Company has obtained substantial funding from the sale of its equity securities which the Company believes is adequate to satisfy its current working capital requirements to continue in business. See FINANCIAL STATEMENTS.

No Assurance of Profitability and Working Capital Deficit

      The Company had an operating loss of $1,231,435 since its inception through December 31, 1996 due to the costs and expenses associated with a start-up operation. As of December 31, 1996, the date of the Company's most recent financial statements included in this Prospectus, the Company has experienced no revenues from the sale of any products, however the Company had working capital of $860,696. The Company has only recently commenced the commercial sale of its products and has not received substantial revenues from operations. There can be no assurance the Company will be able to develop into a successful or profitable business. See BUSINESS.

Dependence on Management and Key Personnel

     The Company has been substantially dependent on the services of Richard
A. Steinke and Dennis S. Chrobak, two of the Company's Officers and Directors, and for some time will be dependent on the general business acumen and experience of all of its Officers and Directors and the application of such
skills to the business decisions required on behalf of the Company.   The
Company has entered into employment agreements with Messrs. Steinke and Chrobak for a three year period, however, the Company does not carry key-man insurance on either Mr. Steinke or Mr. Chrobak, thus, the loss of a key employee's services could have a material adverse effect on the Company's operations. See MANAGEMENT.
PAGE

Patents and Trademarks

     The Company has acquired license rights to certain technology, proprietary data, and know-how relating to both a method for manufacturing a combined tire-wheel assembly ("DSS Technology") and for manufacturing a non-pneumatic tire ("Airless Tire Technology") for which applications for United States Letters Patent have been filed and are currently pending. The DSS Technology and Airless Tire Technology were invented by affiliates of the Company. The DSS Technology and the Airless Tire Technology were obtained by the Company at no cost through technology license agreements with American Mobility Systems ("AMS"), an entity controlled by Richard A. Steinke and Dennis S. Chrobak. The DSS Technology agreement provides for a royalty payment to AMS of either $1.00 for each unit of production manufactured and sold directly by the Company or eight percent (8%) of any royalty the Company should receive from third party licensees that utilize the DSS Technology.
The Company will pay AMS a royalty of $0.25 for each tire sold by the Company utilizing the Airless Tire Technology. In addition, to the extent that such technologies have not been developed to the point of practical application or that the safety and efficiency of the technologies has not yet been established, the Company has agreed to hold AMS harmless from all liabilities, costs, and fees relating to any claim, demand, or suit and the defense thereof arising from the use, sale, or license of the technologies. The DSS Technology and the Airless Tire Technology agreements were not negotiated at arms length. In addition, the Company has not obtained an opinion of an independent third party as to the fairness of the terms of the technology license agreements with AMS. See CERTAIN TRANSACTIONS.

     There can be no assurance that any patents relating to the DSS Technology or the Airless Tire Technology will in fact be issued to AMS or, if issued, that such patents will give the Company any protection against competitors or that such patents will not be infringed upon or modified by others. The Company has not retained intellectual property counsel to render an opinion regarding the DSS Technology and the Airless Tire Technology as to whether the Company is infringing on the intellectual property rights of others. In that regard, the Company believes that the DSS Technology is unique. See BUSINESS.

Dependence on AMS for Technical Assistance

     The Company has acquired its technology from AMS, a corporation controlled by Richard A. Steinke and Dennis S. Chrobak, two of the Company's Officers and Directors. It is probable that all new technology obtained by the Company may originate from AMS and will be licensed to the Company for development in exchange for the payment of a royalty. The Company will be relying significantly on AMS to provide it with technical assistance, however, any new technology developed by the Company's employees within the scope of their employment or that otherwise relates to the nature of the Company's business will be considered the Company's proprietary technology. The license agreements between the Company and AMS may be terminated by AMS upon the occurrence or continuance of any one or more events of default (e.g., failure to pay royalties when due) following written notice from AMS and the Company's failure to cure the default within 30 days of such notice. See CERTAIN TRANSACTIONS.

Product Liability Insurance

     The sale of the Company's products may expose it to liability claims resulting from the use of such products. Such claims may be expected to be larger in the specialty tire manufacturing area, where product failure may result in property and other damages, including injury to persons or loss of life. The Company has obtained product liability insurance which it believes to be sufficient to cover its existing product manufacturing requirements, however, no assurance can be given that such insurance will be adequate to cover potential claims or, that if a claim or claims are made, such insurance will not be canceled.

Competition

     The Company believes, that currently there are three foreign bicycle tire manufacturers that utilize a liquid phase technology manufacturing process to produce airless bicycle tires with only one marketing its tires in the United States. In addition to manufacturers of airless bicycle tires, the Company will be competing directly with firms that manufacture and/or market
pneumatic bicycle tires.   The Company estimates that over 98% of all domestic
bicycle tire sales are pneumatic tires. The bicycle tire industry is highly competitive and there are several of the Company's competitors that have financial resources which substantially exceed those of the Company.

     Currently, there are no spare, passenger car, light, medium or heavy truck tire manufacturers that utilize the liquid phase technology manufacturing process to produce tires. Should the Company obtain FMVSS 129 approval for its tire-wheel assembly and Hayes commences manufacturing and selling such tire-wheel assemblies, the Company will be competing indirectly with companies that manufacture and/or market pneumatic tires for passenger vehicles and light trucks. Many of these companies have company owned outlets
or franchised stores that sell products manufactured by these companies.   The
Company believes that the motor vehicle tire market will be highly competitive and there could be several companies that manufacture pneumatic tires that have financial resources which exceed those of Hayes. Although the Company's tire-wheel assemblies will be unique in the tire marketplace, Hayes may be at a disadvantage in competing with older, larger, and more established companies while attempting to establish itself in the tire industry in general. See BUSINESS.

Potential Conflicts of Interest

     The Company has in the past engaged in various transactions with its Officers, Directors, principal shareholders, and affiliates, including obtaining short-term loans, purchasing the Company's manufacturing facility, and obtaining licenses to certain technology. Consequently, it is possible that potential conflicts of interest may arise in the future in connection with the interpretation and/or enforcement of the underlying agreements. For example, the Company has recently entered into agreements with AMS to license certain technology. It is probable that all technology obtained by the Company will originate from AMS and licensed to the Company for development of the technology in exchange for the payment of a royalty. In addition, the DSS Technology and Airless Tire Technology agreements provide that AMS be paid for any technical assistance it provides the Company in further developing such technologies, if any.

     The Company will be relying significantly on AMS to provide it with technical assistance, however, any new technology developed by the Company's employees within the scope of their employment or that otherwise relates to the nature of the Company's business will be considered the Company's proprietary technology. In this regard, Messrs. Steinke and Chrobak and/or AMS could retain possible business opportunities for themselves at the potential expense of the Company. As a result, the Company may experience conflicts of interest relating to the appropriation of business opportunities by its Officers and Directors, the payment of royalties due under the agreement with AMS, and other matters. If conflicts do arise, they will not be resolved through arms length negotiations, but through reliance on and enforcement of employment and confidentiality and non-disclosure agreements with Company employees and the exercise of management's judgment consistent with its fiduciary responsibility to the Shareholders. All future transactions with affiliates will be for a bona fide business purpose and be on terms no less favorable than could be obtained from unaffiliated parties. See CERTAIN TRANSACTIONS.

Limited Liability of Management

     The Nevada Revised Statutes generally provide that a company's directors shall have no personal liability to the company or its stockholders for monetary damages for breaches of their fiduciary duties as Directors, except for breaches of their duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Accordingly, Shareholders may have no recourse against Directors of the Company for bad business decisions. However, liability of Directors for violation of the federal securities laws is not limited by these provisions.

Regulation and Environmental Considerations

     The Company is subject to various local, state, and federal laws and regulations including, without limitation, regulations promulgated by federal and state environmental, health, and labor agencies, and has engaged a consultant to advise it with respect to compliance with applicable environmental regulations. Prior to commencing operations the Company spent $5,140 to comply with various environmental regulations and no additional expenditures by the Company have been required. However, changes in the laws and regulations governing the Company's business may impose an increased financi al burden upon the Company that could adversely affect the Company's business or operations. Actions by federal, state, and local governments concerning environmental or other matters could result in regulations that could increase the cost of producing the products to be manufactured and sold by the Company.

      Certain of the Company's operations will be subject to federal, state, and local laws and environmental regulations that impose limitations on the discharge of pollutants into the air and/or water. The Company believes that it will be able to operate in compliance with such regulations. While the Company has not had to make significant capital expenditures relating to environmental compliance, the Company cannot predict with any certainty its future capital expenditure requirements relating to environmental compliance because of its limited operations and continually changing compliance standards and technology. See BUSINESS.

Lack of Insurance for Environmental Liabilities

     The Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future. See BUSINESS.

Issuance of Additional Common Stock and Preferred Stock

     The Company currently has authorized 25,000,000 shares of Common Stock, par value $0.001 per share, of which 4,546,748 shares were issued and outstanding prior to this Offering. The Company currently has authorized 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares were issued and outstanding. Although the Company's Board of Directors has no present intention to do so, the Board of Directors has authority, without action by or vote of the Company's Shareholders, to issue all or part of the authorized but unissued shares. In addition, the Company's Board of Directors has authority, without action by or vote of the Company's Shareholders , to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of the Company's shares. See
DESCRIPTION OF CAPITAL STOCK.

Common Stock Could Become a Designated Security/Penny Stock

     Should the bid price for the Company's Common Stock fall below $5.00 per share, the Company's Common Stock would become subject to special sales practice requirements applicable to "designated securities" and "penny stock". No assurance can be given that the bid price for the Company's Common Stock will continue to be above $5.00 per share. If such $5.00 minimum bid price is not maintained and another exemption is not available, the Company's Common Stock would become subject to additional sales practice requirements imposed on broker-dealers who sell the Common Stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).

     For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These rules may be anticipated to affect the ability of broker-dealers to sell the Company's Common Stock, which may in turn be anticipated to have an adverse impact on the market price for the Common Stock and the ability of purchasers to sell their shares in the secondary market. The Company believes that if the bid price should fall below $5.00 per share it would continue to be exempt from the sales practice requirements because it would meet certain minimum asset and net worth tests. No assurance can be given however, that the Company will be able to meet the terms of such exemption or that, if met initially, it would continue to meet the terms of such exemption in the future.

Lack of Dividends

     The Company has not paid, and does not plan to pay, dividends in the foreseeable future even if the Company is profitable. Earnings, if any, are expected to be used to expand the Company's operations and for general corporate purposes, rather than to make distributions to Shareholders.

Possible Sale of Common Stock Pursuant to Rule 144

     The Company has previously issued shares of Common Stock that constitute "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts two years after their acquisition.
The Commission has recently adopted a proposal to reduce the holding period prior to which shares may be eligible for resale under Rule 144 from two years to one year. The amendments to Rule 144 take effect on April 29, 1997, and once effective, the rule will allow the above mentioned restricted securities to be eligible for resale one year earlier.

     The Company issued 2,510,000 shares of Common Stock to initial Shareholders in connection with its organization. The Company issued an additional 300,000 shares of Common Stock to various individuals for professional and consulting services during February 1995. In April 1995, the Company issued 170,000 shares to certain Officers and 100,000 shares for professional services. In May 1995, the Company issued 720,000 shares in a private placement. The shares issued to insiders (2,510,000 shares to founders and 170,000 shares to other Officers) are currently eligible for resale under Rule 144. However, in connection with the Company's initial public offering, the Company's Officers, Directors, and Shareholders owning more than 5% of the Company's issued and outstanding shares of Common Stock agreed not to sell any shares owned directly or indirectly by them for a period of up to four years, subject to the Company obtaining certain net earnings requirements.

     The 400,000 shares of Common Stock issued to consultants for professional services in February and April 1995 were issued pursuant to an exemption from registration available under Rule 701 of the Securities Act, and are now eligible for resale pursuant to the resale limitations set forth in Rule 701(c) which provides that 90 days after the Company becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (i.e., May 28, 1996), securities issued in a Rule 701 transaction may be resold by persons other than affiliates in reliance on Rule 144, without compliance with (1) current information, (2) holding period, (3) volume limitation, and (4) notice requirements of Rule 144; and by affiliates without compliance with the holding period requirements of Rule 144.

     The 720,000 shares of restricted Common Stock sold by the Company in the May 1995 will become eligible for sale under Rule 144 in May 1997. Sales of these restricted securities under Rule 144 or otherwise may have a depressive effect on the price of the Company's Common Stock in any trading market that may develop following this Offering. After the implementation of the amendment to Rule 144, securities held for two years may be sold by nonaffiliates without limitation. See PRINCIPAL SHAREHOLDERS and DESCRIPTION OF CAPITAL STOCK.

PAGE

PLAN OF DISTRIBUTION

Selling Shareholders

     The Selling Shareholders may sell up to 155,000 shares of Common Stock from time to time directly to purchasers. Alternatively, the Selling Shareholders may, from time to time, offer the Common Stock to underwriters, dealers, or agents, which may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Stock from whom they may act as agent, as the case may be. The Selling Shareholders and any underwriters, dealers, or agents that participate in the distribution of such securities, may be deemed to be "underwriters," and any profits on the sale of these securities by them and any discounts, commissions, or concessions received by any underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock may be sold by the Selling Shareholders, as the case may be, from time to time, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Company does not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the Common Stock. The Selling Shareholders will pay all separate expenses incurred by them incident to the offer and sale of the Common Stock, including commissions and discounts to broker-dealers.

     Commissions and discounts paid in connection with the sale of the Common Stock by the Selling Shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction, and other factors. The separate costs of the Selling Shareholders will be borne by them. The Selling Shareholders and any broker-dealer or agent that participates with the Selling Shareholder in the sale of the Common Stock by them may be deemed "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act.

     The Company has agreed to pay all expenses incurred by the Company in registering the Common Stock for resale by the Selling Shareholders. In addition, the Company has agreed to utilize its best efforts to keep the registration statement effective until February 16, 1998. The Company is under no obligation to maintain the effectiveness of any registration statement beyond February 16, 1998, or that date following the date on which all the shares of Common Stock registered pursuant to this registration statement have been sold by the Selling Shareholders, which ever occurs first. PAGE

SELLING SHAREHOLDERS

     The following table provides certain information with respect to the Common Stock held by each Selling Shareholder. None of the Selling Shareholders has had a material relationship with the Company. The percent of Common Stock is calculated on the number of the Company's shares issued and outstanding as of the date of this Prospectus. None of the shares of Common Stock may be offered and sold by the Selling Shareholders after February 16, 1998. The Common Stock offered by the Selling Shareholders under this Prospectus may be offered from time to time by the following persons:

Name of Shareholder                       Number of Shares  % of Common Stock
-------------------                       ----------------  -----------------
Lowell L. Leishman                               12,000               .26
2156 Associates, a Utah partnership              20,000               .44
William L. Jiler                                 15,000               .33
Matthew L. & Erin S. Haynie, JTWRS                3,000               .07
Graphic Arts Management Profit Sharing Plan      15,000               .33
Frank Lankey                                      5,000               .11
Jay M. Grossman                                   3,000               .07
Richard K. & Janice S. Milne, JTWRS               5,000               .11
James & Carolee Okland, JTWRS                     4,000               .09
Henry D. Moyle                                   20,000               .44
David P. Scheffenacker                            4,000               .09
Theodore S. Green & Debra Beneck                  3,000               .07
Adele Gilchrist                                   1,000               .02
Carol H. Tate                                     1,000               .02
Jeffrey W. Gold, IRA                              6,000               .13
Jeffrey W. & Robyn Gold, JTWRS                   14,000               .31
Louis M. Haynie                                  14,000               .31
Joseph S. Haynie                                  1,000               .02
Michael L. Haynie                                 3,000               .07
Gae B. Haynie                                     2,000               .04
Gary R. Howe, IRA                                 1,000               .02
Gary R. & Sharon F. Howe, JTWRS                   3,000               .07
                                           ------------   ----------------
Totals                                          155,000              3.42
                                           ============   ================

PAGE

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operation

     The Company's is engaged in the manufacturing, marketing, distribution, and sale of airless specialty tires utilizing "liquid phase" technology. "Liquid Phase" technology refers to a production process where the materials that are utilized in the process are initially in a liquid state and, through a reaction (usually chemical), the liquid materials are transformed into a solid state.

     The Company operates "centrifugal molding machines" and other related specialized manufacturing equipment to produce the airless bicycle tires. The Company has utilized funds from its initial public offering to purchase additional molding machines and related production equipment, which is currently being installed and will be ready for production during April 1997.

     The Company is in the development stage and has only recently began manufacturing operations. The Company has had an operating loss of $1,231,453 since its inception through December 31, 1996 due to the costs and expenses associated with beginning operations. The Company's audited financial statements at June 30, 1996, contained a going concern modification as to the ability of the Company to continue. However, In October 1996, the Company received $2,064,498 from its initial public offering, which the Company believes will provide it with sufficient working capital to fund operations. The Company is currently operating at a loss of approximately $80,000 per month and expects operating losses to continue at such rate until such time as the Company begins to receive revenues from the sale of its products.

     At December 31, 1995, the Company had only been organized for eleven months and had no significant operations, therefore management's discussion and analysis of the prior period ended December 31, 1995 with the current period ended December 31, 1996, would not be conducive to an understanding of the Company and its fiscal condition or have any meaningful significance.

     On November 11, 1996, the Company received a commitment for a line of credit of $500,000 from a commercial lender for working capital and equipment purchases. This line of credit will bear an interest rate of 3/4% over prime and will be secured by the Company's accounts receivable, inventory, equipment and a first mortgage on the Company's Ravenna facility. At December 31, 1996, the Company had not made any draws against the line of credit.

     On October 31, 1996, the Company approved the issuance of 27,000 shares of the Company's restricted common stock in exchange for the cancellation of approximately $56,735 in principal and accrued interest due certain of its officers and directors.

     In February 1997, the Company raised offering proceeds of $930,000 from the sale of 155,000 shares of restricted common stock in a private placement. The 155,000 shares of Common Stock sold in that private placement are the same 155,000 shares of Common Stock being offered hereunder by the Selling Shareholders. See SELLING SHAREHOLDERS.

     The Company will be relying on the proceeds from the Company's recent securities offerings and the Company's line of credit to meet further operating requirements should the Company fail to receive sufficient revenues from the sale of products to meet its operational needs.

     On January 2, 1997, the Company entered into an Agreement in Principle with Coronel Investments Limited ("Coronel") to purchase all of Coronel's ownership interest in the capital stock of UTI Chemicals (Europe) Ltd., a United Kingdom company ("UTI-UK"), in exchange for 200,000 shares of the Company's common stock and a cash payment of $400,000. UTI-UK is a distributor of urethane products in the United Kingdom and Europe. Effective February 28, 1997, the Company completed the acquisition of UTI-UK.

BUSINESS

Organization and Corporate History

     The Company was organized on January 30, 1995, by Richard Steinke and Dennis Chrobak to take advantage of existing proprietary and non-proprietary technology available for the manufacturing of specialty tires. Mr. Steinke has several years experience in top-management positions in public companies engaged in manufacturing products utilizing emerging technology and personally holds patents on urethane products and processes. In addition, Mr. Chrobak has over 30 years of tire industry experience in tire design, manufacturing, and marketing as an engineer for Goodyear Tire and Rubber Company and personally holds patents on tire structures and manufacturing processes. The Company has had limited operations since its organization and is a "development stage" company. However, the Company believes that the experience and intellectual contributions of Mr. Steinke and Mr. Chrobak to the Company are key components to the future success of the Company.

     Following its organization, in May 1995 the Company completed a private placement of 720,000 shares of Common Stock to a limited number of investors, raising net proceeds of $641,729, after deducting sales commissions of $70,000, and $8,271 in offering expenses. The funds received by the Company were utilized to purchase a manufacturing facility in Ravenna, Ohio, and to purchase specialized manufacturing equipment. In September 1995, the Company sold an additional 40,642 shares in a private placement raising gross proceeds
of  $243,852.   No commissions were paid, directly or indirectly, in
connection with the sale of those shares.   The proceeds from these prior
offerings have been utilized by the Company to fund its ongoing operations. The 40,642 shares of Common Stock sold in September 1995 have been subject to a Recision Offer and in October 1996, the Company repurchased from investors 34,977 shares for an aggregate of $193,704, which amount includes all accrued interest.

     In October 1996, the Company completed an initial public offering of 344,083 shares of Common Stock at a purchase price of $6.00 per share for gross offering proceeds of $2,064,498. The Company has used the proceeds from the offering to initiate production of airless tires which will compete with the traditional pneumatic tires (i.e., tires with an inner tube or tubeless tires inflated with air), repurchase the shares of Common Stock subject to the Recision Offer, repay loans from Officers, and for working capital.

     Effective February 28, 1997, the Company completed the acquisition of all of the capital stock of UTI-UK. The acqusition was made pursuant to a Share Purchase Agreement, wherein the Company agreed to acquire UTI-UK from Coronel in exchange for the payment of 200,000 shares of the Company's restricted common stock and a cash payment of $400,000. The Company utilized proceeds derived from the February 1997 private placement to make the cash portion of the purchase price. The closing bid price for the Company's common stock on February 28, 1997 (the "Closing Date") was $7.75.

     Based on the closing bid price for the Company's common stock and the $400,000 cash, the purchase price of UTI-UK was valued at $1,950,000. For purposes of accounting treatment, the acquisition of UTI-UK will be treated as a purchase by the Company.

     UTI-UK has since 1990 been a distributor of urethane bicycle, wheelchair and other specialty tires in the United Kingdom and Europe. UTI-UK distributes urethane bicycle tires under the trade name "Urathon TM" in approximately 540 Michelin Tire Company owned ATS stores in England, Scotland and Wales. UTI-UK also sells product in France, Denmark, Austria, the Netherlands and Germany through independent representatives and distributors.

     In connection with the acquisition of UTI-UK, the Company and Coronel entered into a lock-up agreement, wherein Coronel agreed not to sell during the 24 month period following the Closing Date (i.e., through March 1, 1999), more than 50,000 shares of the Company's common stock acquired, provided however, all such sales of the Company's common stock during the lock-up period are made in a market transaction pursuant to an effective registration statement or in reliance on an exemption from registration under the Securities Act of 1933, as amended.

     In addition, the Company entered into a management agreement with Coronel, wherein Coronel has been retained to manage the day-to-day operations of UTI-UK for a 12-month period beginning February 1, 1997, in exchange for a monthly fee of US$9,990, and Hugh-Sims Hilditch, the principal shareholder of Coronel was appointed to the Company's board of directors and to serve as Managing Director for European Operation.

Business in General

     The Company has spent extensive time analyzing the tire industry, its perceived major competitors, potential markets, and its own strengths and weaknesses. The Company believes that the tire industry is dominated by several large competitors, has competitive pressures from cheaper imported tires from the Pacific Rim, and maintains a commitment to the traditional pneumatic tire with innovations focusing on tread design not tire design. The Company also feels that the tire industry can be divided into several segments each with its own dynamics, dominant companies, target customers, and competitive pressures. The Company believes that its technology will allow it to produce an airless tire which offers the same safety and ride as the traditional pneumatic tire, at competitive prices, without the associated problems resulting from a flat tire. The ability to avoid down time from flat tires will be particularly appealing to industrial concerns where down time can be readily equated into lost dollars.

     The Company feels its strengths are in its technology and research and development capabilities. Its weaknesses are in its size and financial capabilities and in changing Original Equipment Manufacturer ("OEM") and consumer views on pneumatic tires and the advantages of going airless. Based on this analysis of the tire industry, a two-pronged approach has been formulated by the Company's management to manufacture and market its airless tire concept.
PAGE

     First, the Company has identified certain industry segments where it feels the cost of the tires, the consumer, and the competition will allow it to compete effectively against existing pneumatic tires and the companies that produce them. These industry segments are segments the Company feels will be accessible, its products will be readily acceptable, and the Company will not be at an insurmountable competitive disadvantage. One such area is the bicycle tire market where almost all tires are currently imported. The Company feels it can offer the end user the advantage of not having to worry about flats or leaks.

     Second, in industry segments where the Company feels it will not initially have the financial or manufacturing resources to compete effectively, the Company will seek an industry partner to manufacture and market tires products developed from the Company's technology. The Company will, therefore, have a very fluid organization that will not be bound to the traditional role as strictly a manufacturer and marketer of products, but instead, a company exploring the non-traditional avenues, including joint ventures for developing and licensing the Company's technology. The Company feels that through these means, with respect to some products developed utilizing the Company's technology, the Company will be able to attain broader public recognition without incurring the additional equipment and related costs and expenses associated with being strictly a manufacturer and marketer. With respect to products developed through joint ventures and license agreements, the Company will maintain a profit interest by having a royalty or other carried interest in every unit of production sold through such arrangements based on gross sales price.

Hayes Development and License Agreement

     In September 1995, the Company and Hayes Wheels International ("Hayes") entered into a Development and License Agreement (the "Hayes Development and License Agreement") wherein the Company and Hayes have agreed to jointly develop a prototype tire-wheel assembly utilizing the DSS Technology, together with associated molds and equipment, for submission to the United States Department of Transportation ("DOT") for DOT's approval under FMVSS 129. Under the joint development aspect of the Hayes Development and License Agreement, the Company will, at its cost, develop and manufacture the molds and process for applying side coverings, elastomeric tread, and a cap stabilizer onto the Hayes manufactured DSS. Hayes, at its cost, will develop and manufacture molds and equipment to manufacture the steel portion of the DSS. FMVSS 129 is the applicable U.S. safety standard for non-pneumatic tires used on passenger vehicles and describes the energy cycle a non-pneumatic tire/wheel must absorb to be provided for commercial sale in the United States. The Company has received prototype wheels from Hayes, built the molds for applying the side coverings, tread, and stabilizing cap, and produced several tire-wheel assembly prototypes that have been delivered to an independent lab for testing to ensure that the tire/wheel assembly complies with FMVSS 129. The Company has submitted for testing 7 of 10 planned submissions to an independent laboratory. The tests performed have been designed to provide the Company with data relating to the dynamics, material composition, and performance of the tire-wheel assembly. From the data developed from testing of the first seven prototypes, the Company has established what the Company and Hayes believe to be the best design and polymer compound for the tire-wheel assembly to meet the requirements of FMVSS 129. The final three submissions will be based on that design and polymer compound. Because of limited working capital, the Company had suspended prototype testing until completion of its initial public offering. The Company plans to resume prototype testing beginning in May 1997.

Airless Bicycle Tires

     Airless bicycle tires differ from pneumatic tires in that pneumatic tires are made from rubber and require an inner tube which is inflated with air, while the Company's airless bicycle tires are manufactured from polyurethane, have no inner tube (solid throughout), and do not require inflation. The airless bicycle tire is mounted on the bicycle rim in much the same way a pneumatic tire is mounted, with the assistance of a special tire lever. The Company will provide with each tire, special tire levers, (about 12 inches long to provide for sufficient leverage), to assist the cyclist in mounting the tire to the wheel rim. The airless bicycle tires are approximately the same weight as pneumatic tires and tubes and ride characteristics are comparable. Apart from cleaning, the Company's bicycle tires are maintenance free. This is of particular importance in relation to braking performance. Pneumatic tires normally require regular attention to maintain full inflation pressure to ensure correct brake operation. The Company's airless bicycle tires eliminate tedious puncture repair or the need for a bicycle pump. They are designed for use by "On/Off" road and "Highway" bicycles. The Company will initially market the airless bicycle tires in two colors, fluorescent yellow and conventional black, however, it may choose to introduce additional colors in the future.

     The Company's marketing strategy will be to initially introduce the bicycle tires through sales to OEMs and direct advertising to consumers through television commercials. The Company intends to target two main consumer segments of the bicycle tire market:

     (1) Original Equipment Manufacturers. Based on 1993 data, OEM purchases of bicycle tires made up one-third of the total volume of the bicycle tire market. By selling to OEM's, the Company believes it will be able to develop product identification and consumer demand by emphasizing "Made in the USA," the "airless," "maintenance free," and "puncture proof" characteristics of the bicycle tires while relying on the efforts of the OEM in marketing their
bicycles.   The Company has made production molds to produce bicycle tires for
Huffy Bicycle, Celina, Ohio to produce eight lines in four sizes (i.e., 26", 24", 20", and 16" x 1.95") for use with Huffy's 1997 production bicycles. Huffy has prepared its 1997 Bicycle Catalog featuring bicycles equipped with the Company's airless tires. Huffy is marketing the airless tires as the EnviroSafety Tire ("EST") that never goes flat and has placed an open order with the Company to deliver 50,000 tires in varying sizes during 1997, subject to meeting mutually agreeable pricing for the product.

     (2) Direct Advertising. In April 1995, the Company entered into a television commercial agreement with American Independent Network of Ft. Worth, Texas ("AIN"), to air a commercial (the "Commercial") produced by the Company for a one year period beginning as soon as airless bicycle tires are available for shipment. AIN covers 129 stations, in 75 markets, covering 34,668,949 households. AIN will air the Commercial at times selected by it and the Company at time slots between 6:00 AM and 12:00 Midnight on an average of once an hour, with particular emphasis placed during the airing of afternoon children's programs, news reports, and sports programming. The total program will give the Company approximately 10 airings per day during the one year term. The Company has established an 800 telephone number that will allow customers to call the Company to make purchases direct from the Company utilizing a credit card. The Company has agreed to pay AIN a commission of $2.00 for each bicycle tire sold by the Company resulting from direct advertising effort. The Company has not made any substantive studies to determine the degree of market penetration it can reasonably expect to obtain from the airing of the Commercial, nor has it established an exact date to begin airing the Commercial.

Competition

     Currently, there are three tire manufacturers that utilize a liquid phase technology manufacturing process to produce airless bicycle tires (Green Tire, Norwich, UK; Woo Tire, Waihai, China; and Krypton-India, Calcutta, India), and very limited numbers of their airless bicycle tires have been marketed in the United States. The technology that these companies use to manufacture their bicycle tires was originally developed by Vincent Panaroni, who has in the past provided consulting services to the Company, and the co-inventor of the Company's Airless Tire Technology. See MANAGEMENT.

     The Company's Airless Tire Technology differs from the existing technology in (1) the formulation of the polyurethane; (2) the manner in which the polyurethane is distributed throughout the mold; (3) and implementation of a circumferential steel cord; (4) the manner in which the tire seats in the wheel rim; and (5) the manner in which the tire is manufactured to comply with ISO and U.S. tire and rim specifications and U.S. truth-in-labeling laws. In addition to manufacturers of airless tires, the Company will be competing directly with firms that manufacture and market pneumatic bicycle tires.

     The Company estimates that over 98% of all domestic bicycle tire sales are pneumatic tires. The bicycle tire industry is highly competitive and there are several of the Company's competitors that have financial resources which substantially exceed those of the Company. In addition, many competitors are large companies (i.e. Michelin [France], Kenda [Japan], and Chengshin Rubber [China]) that have established name recognition of their product, have established distribution networks for their products, and developed consumer loyalty to such products. The Company knows of no domestic manufacturer of pneumatic bicycle tires. Principal factors in marketing the Company's bicycle tire will be that it is domestically produced with "airless" and "puncture proof" characteristics. This may give the Company a competitive advantage against pneumatic bicycle tires produced by foreign manufacturers that are subject to puncture and loss of air.

     Currently, there are no spare, passenger car, light, medium or heavy truck tire manufacturers that utilize the liquid phase technology manufacturing process to produce tires and the Company knows of no other company that has developed a combined tire-wheel assembly for motor vehicles. The Company is utilizing an established industry partner to bear the cost of manufacturing and marketing spare, passenger car, and light truck tires developed from DSS technology. Therefore, the Company will be competing indirectly with companies that manufacture and/or market pneumatic passenger vehicle and light truck tires [i.e., Goodyear, Michelin, and Bridgestone]. Many of these companies have company owned outlets or franchised stores that sell products manufactured by these companies. The Company feels that the car and truck tire market will be highly competitive and there may be several companies that manufacture pneumatic tires that have financial resources which exceed those of the Company and its industry partners. Although the Company's airless automobile and truck tires will be unique in the tire market place, the Company will be at a disadvantage in competing with older, larger, and more established companies while attempting to establish itself in the tire industry in general.
PAGE

Manufacturing, Supplies, and Quality Control

     The Company manufactures the airless bicycle tires utilizing single and/or multiple head, centrifugal molding machines. These machines centrifugally mold elaster products, such as the bicycle tires, by pouring a predetermined amount of polyurethane into a mold, which is then spread out in the mold through centrifugal force. The molding process occurs when the liquid polyurethane formula (made up of isocyanide and polyol) is combined with a catalyst. This combination causes a chemical reaction that results in the cross linking of the chemicals, which thereafter become solid. The mold then moves to the next station where the tire is removed and the process continues.

     The Company has recently installed an additionaly 12-station carousel and the Company estimates that a crew of three persons will be able to produce approximately 4,000 tires in an 8 hour shift, or approximately 1,000,000 tires per year utilizing the Company's existing production equipment. The Company estimates that it could produce about 12 to 15 million tires per year without expansion from its Ravenna facility. At that level of production, the Company would require approximately 200 employees. The Company will train its employees in the use of this specialized manufacturing equipment and process, which will be utilized for other types of specialty tires as well. The Company intends to utilize multiple suppliers to purchase polyurethane and believes that it will be able to obtain significant quantities of polyurethane and other chemicals without significant problems or delays.

     All products produced by the Company will be inspected following the manufacturing process and prior to shipment to ensure quality. Products considered by the Company's quality control personnel to be defective could be ground into pellets, which can be melted and reused in the Company's manufacturing process to make new products and reduce waste of raw materials.

Patents

     Dynamic Steerable Spring

     On June 5, 1995, the Company entered into a technology license agreement (the "DSS License Agreement") with American Mobility Systems, Inc., a Nevada corporation ("AMS"), controlled by Dennis S. Chrobak and Richard A. Steinke, affiliates of the Company, to develop DSS Technology. DSS Technology is a combination of a spring compressively loaded and a one piece spiral hoop load in tension. DSS Technology can be utilized in tire-wheel assemblies for many types of mobile products including spare tires, passenger car tires, and light, medium, and heavy truck tires. AMS is the owner of the DSS Technology for which an application for United States Letters Patent has been filed and issuance of a patent is pending. The term of the DSS License Agreement will be for the life of the underlying U.S. patent when issued. The Company is required to pay a royalty to AMS of either $1.00 for each unit of production manufactured and sold directly by the Company or eight percent (8%) of any royalty the Company should receive from third party licensees that utilize the DSS Technology.
PAGE

     Airless Bicycle Tires

     On October 27, 1995, the Company entered into a technology license agreement (the "Airless Tire License Agreement") with AMS, to develop certain technology relating to an airless bicycle tire for which AMS has filed an application for United States Letters Patent and the issuance of a patent is pending. The term of the Airless Tire License Agreement will be for the life of the underlying U.S. patent when issued. The Company is required to pay a royalty to AMS of $0.25 for each bicycle tire manufactured and sold by the Company utilizing the technology.

     The Company has not yet received from the United States Patent Office any response passing on the patentability of the claims of the case with respect to the either the DSS Technology or the Airless Bicycle Tire Technology. The Company is unable to predict when any office action will be taken or a patent issued. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to its validity, nor as to the enforcement scope of the claims contained therein. The Company intends to, but has not as of the date of this Prospectus, applied for patent protection in other countries. The Company intends to vigorously police its patent and there can be no assurance that its patent will not be infringed upon or modified by others.

     The Company has not retained intellectual property counsel to render an opinion regarding the DSS Technology and the Airless Tire Technology as to whether the Company is infringing on the intellectual property rights of others. In that regard, the Company believes the DSS Technology is unique in that the Company knows of no other manufacturer of airless passenger vehicle tires or tire-wheel assemblies. With respect to the Airless Bicycle Tire Technology, the Company believes that its technology substantially differs from the existing technology currently being utilized to produce airless bicycle tires. The Company believes that although its patents are important, such factors as product innovation, technical expertise and experience, and the confidentiality of proprietary data and trade secrets are equally as important. The Company will attempt to preserve and protect its proprietary technology principally through trade secret protection and has obtained confidentiality/nondisclosure agreements with all of its employees.

Trademark

     Through its wholly owned subsidiary UTI-UK, the Company owns the U.S. registered trademark "Urathon TM" which has been utilized by UTI-UK on urethane tire products distributed in the United Kingdom and Europe.
PAGE

Regulation and Environmental Compliance

     In connection with the manufacturing of airless bicycle tires, the Company knows of no particular federal or state regulations applicable to its manufacturing process. However, the Company intends to manufacture its bicycle tires in compliance with any applicable ISO standards. Certain tire wheel assemblies designed to be manufactured for use on passenger vehicles and light trucks are required to meet certain Department of Transportation, Federal Motor Vehicle Safety Standards ("FMVSS"), including FMVSS 129, which applies to non-pneumatic tires for passenger cars. This standard specifies tire dimensions and laboratory tests requirements for lateral strength, endurance, and high speed performance, defines the tire load rating, and specifies labeling requirements for non-pneumatic spare tires. All tire-wheel assemblies for use in passenger car and light truck applications developed by the Company will be engineered to meet applicable FMVSS standards.

     The Company is subject to various local, state, and federal laws and regulations including, without limitation, regulations promulgated by federal and state environmental and health agencies, the federal Occupational Safety and Health Administration, and laws pertaining to hiring, treatment, safety, and discharge of employees. The Company's manufacturing operations must also meet federal, state, and local regulatory standards in the areas of labor, safety, and health. Since its inception, the Company has spent $5,140 to comply with various environmental regulations and no additional expenditures by the Company have been required. The Company believes that it will be able to operate in compliance with such regulations, including laws related to the handling and use of environmentally hazardous materials.

Employees

     As of March 31, 1997, the Company had 16 full-time employees. All of the Company's Officers and key personnel are employees at will, except Messrs. Steinke and Chrobak. None of the Company's employees is represented by a labor union. The Company believes that it will be able to hire a sufficient quantity of qualified laborers in the local area to meet the Company's employment needs. The Company's manufacturing process does not require special training, other than orientation to the Company's production techniques and specific equipment.


PROPERTIES

Offices

     The Company's 26,000 sq. ft. manufacturing/distribution/office facility is located on 4.15 acres of real property at 446 West Lake Street, Ravenna, Ohio, and consists of 1,000 sq. ft. of administrative offices and 25,000 sq. ft. of manufacturing space. The facility is constructed of masonry and steel and is equipped with a one-half ton chain hoist, overhead sprinkler system, and two loading docks. The Ravenna facility will be utilized for tire production and management of the Company believes that the Ravenna facility will be sufficient to handle projected production needs for the next five years. It is the opinion of management that the Company maintains adequate insurance coverage for loss or damage to its facility under its existing insurance policy.PAGE

MANAGEMENT

Directors and Executive Officers

     The following table sets forth as of March 31, 1997, the name, age, and position of each executive officer and director and the term of office of each Director of the Company.

   Name            Age  Position                    Director or Officer Since
   ----            ---  --------                    -------------------------

Richard Steinke    54   Chairman, Director,
                         and C.E.O.                 January 1995

Dennis S. Chrobak  57   President and Director      January 1995

Roger A. Fleming   56   Vice-President, Technology  January 1997

Hugh Sims-Hilditch 58   V.P., European Operations
                         and Director               February 1997

Ping Zhang         31   V.P., China Operations
                         and Director               February 1997

David K. Griffiths 59   Treasurer                   February 1995

Marcy L. Janus     29   Secretary                   March 1997


     The term of office of each Director is one year and until his successor is elected and qualified at the Company's annual meeting, subject to removal by the Shareholders. The term of office for each Officer is one year and until a successor is elected at the annual meeting of the Board of Directors and is qualified, subject to removal by the Board of Directors. The Company will reimburse Directors for their expenses associated with attending Directors' meetings. However, Directors have not, nor is it anticipated they will, receive any additional compensation for attending Directors' meetings.

Biographical Information

     Set forth below is certain biographical information for each of the Company's Officers and Directors and other key personnel.

     Richard Steinke is a founder of the Company and currently serves as its Chairman and Chief Executive Officer. From January 1992 to December 1994, Mr Steinke served as Chairman and C.E.O. of Alanco Environmental Resources, Inc. [NASDAQ: ALAN], a manufacturer of environmental/pollution control equipment, Salt Lake City, Utah. From June 1985 to December 1991, he was the Chairman and C.E.O. of UTI Chemicals, Inc.[NASDAQ: UTEC], a developer and manufacturer of urethane chemicals, El Toro, California. Mr. Steinke brings to the Company several years of top level management experience in public companies involved in the use of emerging technologies. Mr. Steinke received a B.A. in Political Science and Economics from the University of Arizona, Tucson, Arizona, in 1967.
PAGE

     Dennis S. Chrobak is a founder of the Company and currently serves as its President and is a Director. From January to December 1994, Mr. Chrobak was self-employed as an engineer/consultant. Prior to his retirement in 1994, Mr. Chrobak was employed by Goodyear Tire and Rubber Company, Akron, Ohio, for 33 years. During that time, Mr. Chrobak served in various employment capacities, including Staff Engineer, 1962; Senior Project Engineer, 1963-1968; Section Leader, Military Aircraft Tire Engineering, 1968-1970; Chief Engineer, Race Tire Engineering, 1970-1974; General Manager, International Race Tyre Division, UK, 1974-1979; Product Manager, New Passenger Tire Products, 1981 to 1983; Chief Engineer; Tire/Wheel Systems Engineering, 1983-1985; Chief Engineer, Technology Forecasting, Planning, and Business Coordination, 1985 to 1987; and Chief Engineer, Specialty Tire Programs, 1987 to 1994. Mr. Chrobak received a B.S. in Chemical Engineering, Case Institute of Technology, Cleveland, Ohio, in 1961, and MBA (then Case-Western) in 1989. In addition, Mr. Chrobak has received several certifications relating to additional education and training in the chemical/tire industry. Mr. Chrobak is the inventor of 9 patents relating to tire technology and has published several papers relating to issues in the tire industry. Mr. Chrobak is active in his church and community, including 40 years devoted to various positions in the Boy Scouts.

     Roger A. Fleming, joined the Company in February 1997 as its Vice-President of Technology. Prior to joining the Company Mr. Fleming was a senior engineer at Goodyear Tire & Rubber Company, Akron, Ohio, were Mr. Fleming had worker for over 31 years. Mr. Fleming holds many patents in product and process design and has managed the development of Goodyear's liquid phase united spare tire. Mr. Fleming received a degree in Chemical Engineering from North Carolina State University, Raleigh, North Caroline in 1963.

     Hugh-Sims Hilditch joined the Company as its Vice-President of European Operations and a Director in February 1997 in connection with the Company's acquisition of UTI-UK. Mr. Sims-Hilditch has in excess of the past five years served as the Manager of UTI-UK, Hilmarton, England, a distributor of urethane products in the United Kingdom and Europe.

     Ping Zhang was named the Company's Vice-President of China operations and a director in February 1997. Mr. Zhang has for the past three years been actively involved in promoting U.S.- China business and trade relationships. Mr. Zhang received a Masters Degree in Manufacturing and Industrial Technology from Arizona State University, Tempe, Arizona, in 1993, and a degree in Mechanical Engineering from Shanghai Jiatong University, Shanghai, China, in 1991.

     David K. Griffiths currently serves as the Company's Treasurer and principal accounting officer and has since 1960 been self-employed as an accountant/consultant for various small businesses. Mr. Griffiths offers the Company 36 years experience in accounting and accounting related systems.

     Marcy L. Janus currently serves as the Company's Secretary. In December 1989, Marcy received a B.A. in Communications from Kent State University, Kent, Ohio. Ms. Janis brings to the Company seven years experience in executive office management and computer services.
PAGE

KEY EMPLOYEES

     Shanley Brown joined the Company in January 1997 and serves as the Company's domestic sales manager. Mr. Brown brings to the Company over 20 years of experience in both domestic and international sales for bicycles and light duty pneumatic tires. From 1994 to 1996, Mr. Brown, was Vice President of the Industrial Tire Division of Shinko USA, Carson City, California, a division of Shin Hung Co., Ltd., Osaka, Japan. From 1991 to 1994, he was the National Sales Manager for Kenda Tire USA, Columbus, Ohio. From 1984 to 1991, Mr. Brown was the Midwest Regional Manager for Greenball Corporation, Long Beach, California, a distributor of products for Cheng Shin Rubber, Taipei, Taiwan and from 1976 to 1984, Mr. Brown was the District Manager for Carlisle Tire and Rubber, Carlisle, Pennsylvania. Mr. Brown received an Associate degree in Business Administration at Ohio University at Lancaster, Ohio in 1970.

     Derek A. Bowers, joined the Company in June 1995. From May 1994 to June 1995, Mr. Bowers was employed by Huffy Bicycle Company, Celina, Ohio, as an engineer. Mr. Bowers received a M.S. in Mechanical Engineering from Carnegie Mellon University, Pittsburgh, Pennsylvania, in May 1994 and a B.S. in Mechnical Engineering from Old Dominion University, Norfolk, Virginia, in May 1993.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     The Company is not subject to the requirements of Section 16(a) of the Exchange Act.
PAGE

EXECUTIVE COMPENSATION

     The following tables set forth certain summary information concerning the compensation paid or accrued for each of the Company's last two completed fiscal years to the Company's or its principal subsidiaries chief executive officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at June 30, 1996, the end of the Company's last completed fiscal year):

SUMMARY COMPENSATION TABLE


                                                       Long Term Compensation
                                                       ----------------------

                     Annual Compensation               Awards       Payouts
                                           Other      Restricted
Name and                                   Annual      Stock     Options
LTIP     All other
Principal Position Year  Salary  Bonus($) Compensation Awards   /SARs
Payout  Compensation
------------------ ----  ------  -------- ------------ ------   -------
------  ------------
Richard A. Steinke  1996   $-0-     -0-       -0-         -0-      -0-
-0-       -0-
C.E.O. and Chairman 1995    -0-     -0-       -0-         -0-      -0-
-0-       -0-



Employment Agreements and Benefits

      The Company has entered into Employment Agreements with Richard A. Steinke, its Chief Executive Officer, and Dennis S. Chrobak, its President. Beginning October 1, 1996, the Employment Agreements call for Mr. Steinke and Mr. Chrobak to be employed for a term of 36 months, with monthly compensation of $10,000, each, subject to increase at the discretion of the Board of Directors. The Company is to provide group health, medical, and life insurance, similar to that which will be made available to all full time employees and reimburse Messrs. Steinke and Chrobak for out-of-pocket expenses incurred in connection with the Company's business. In the event of termination of either Mr. Steinke's or Mr. Chrobak's employment, for reasons other than cause, as defined in each employment agreement, the terminated parties monthly salary would continue throughout the balance of the term of
the employment agreement.   The Company does not have employment agreements
with any other officer and director or other key personnel.

     At the request of Dennis Chrobak, the Company's President, the Company has accrued his monthly employment compensation for October, November and December 1996. Mr. Chrobak has requested the Company to continue to accrue his monthly employment compensation until further notice. In January 1997, the Company deposited $30,000 into a separate account and will continue to deposit Mr. Chrobak's accrued employment compensation into this account until such time as the Company receives notice from Mr. Chrobak that he desires to receive it.
PAGE

     As a condition to employment, all the Company's managers and key personnel are required to sign a nondisclosure and noncompetition agreement. Under the terms of the nondisclosure and noncompetition agreement, employees will not be able to provide services or information deemed confidential by the Company to any other company or person which directly or indirectly competes with the Company in the tire industry or an industry which at the time of the employees' employment, the Company intended to enter. There is no time limitation on the nondisclosure aspect of the agreement. The noncompetition clause is for a period of two years and prevents a former employee or consultant of the Company from acting as an employee, consultant or in any other capacity for a competitor of the Company. Additionally, all employees will be required, as a condition of their employment, to enter into a nondisclosure agreement related to any information or process deemed confidential by the Company.

Consulting Agreement with Vincent Panaroni

     In August 1995, the Company entered into a consulting agreement with Vincent Panaroni, wherein Mr. Panaroni has agreed to provide the Company with technical advice relating to chemical formulations and the development of polyurethane compounds for use in products manufactured or licensed by the Company for manufacture by third parties. The term of the Company's consulting arrangement with Mr. Panaroni is one year, subject to renewals for like periods, and provides for monthly payments of $3,000. The consulting agreement restricts Mr. Panaroni from disclosing to third parties proprietary information regarding the Company's products and keeping confidential information and knowledge gained as a result of the services provided. This Agreement was terminated at July 31, 1996 and the Company and Mr. Panaroni have agreed to utilize Mr. Panaroni's services on an ad hoc basis with Mr. Panaroni's compensation to be determined on a project by project basis.

Pension Table


     None.

Compensation of Directors

     None.


Termination of Employment and Change of Control Arrangement

     Unless otherwise disclosed above, there are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in Cash Compensation set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities following a changing in control of the Company.

PAGE

PRINCIPAL SHAREHOLDERS

     The following table sets forth as of March 31, 1997, the name and the number of shares of the Company's Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Company to own beneficially, more than 5% of the 4,546,748 issued and outstanding shares of the Company's Common Stock, and the name and shareholdings of each director and of all officers and directors as a group.

Security Ownership of Certain Beneficial Owners

Title
 of      Name and Address              Amount and Nature of     Percentage
Class    Beneficial Owner              Beneficial Ownership(1)   of Class
-----    ----------------              --------------------     ----------
Common   Dennis S. Chrobak             D     1,255,000             27.6
         2914 Silver Lake Blvd.        I (2)    50,000              1.1
         Silver Lake, OH 44224

Common   Richard A. Steinke            I (3)   455,000             10.0
         446 West Lake Street          I (4)   800,000             17.6
         Ravenna, OH  44266

Security Ownership of Management of the Company

Title
 of      Name and Position of          Amount and Nature of     Percentage
Class    Officer and/or Director       Beneficial Ownership(1)   of Class
-----    -----------------------       --------------------     ----------
Common   Dennis S. Chrobak, President        ---See Table Above---
         and Director

Common   Richard A. Steinke, C.E.O.          ---See Table Above---
         and Director

Common   Hugh Sims-Hilditch, Director  I (5)   245,000              5.4

Common   Ping Zhang, Director          D          -                  -

         All Officers and Directors
          as a Group (7 person)        D     1,275,000             28.0
                                       I     1,550,000             34.1
                                             ---------             ----
         Total Beneficial Ownership          2,825,000             62.1
                                             =========             ====

(1) Indirect and Direct ownership are referenced by an "I" or "D", respectively. All shares owned directly are owned beneficially and of record and such shareholder has sole voting, investment, and dispositive power, unless otherwise noted.

(2) Represent shares owned beneficially and of record by Bonnie Chrobak, the wife of Dennis S. Chrobak, and which Mr. Chrobak may be deemed to have indirect beneficial ownership over such shares.

(3) Represent shares owned beneficially and of record by Gemini Funding Services Profit Sharing Account, of which Richard A. Steinke is the principal beneficiary.
[Footnotes continue on next page]

(4) Represent shares owned beneficially and of record by S102 Irrevocable Trust, for which Richard A. Steinke is the trustee.

(5) Represent shares owned beneficially and of record by Coronel Investments Limited, a Jersey Corporation, of which Mr. Sims-Hilditch is the principal owner.

CERTAIN TRANSACTIONS

Technology License Agreements

     DSS License Agreement

     On June 5, 1995, the Company entered into a technology license agreement (the "DSS License Agreement") with AMS, an entity controlled by Dennis S. Chrobak and Richard A. Steinke, affiliates of the Company. AMS is the owner of certain technology known as the "Dynamic Steerable Spring" ("DSS") for which an application for United States Letters Patent has been filed and is currently pending. The License Agreement grants the Company an exclusive to use, sell, license, or otherwise exploit the DSS Technology worldwide in exchange for a royalty of either $1.00 for each unit of production produced and sold by the Company or eight percent (8%) of any royalty the Company should receive from third party licensees that utilize the DSS Technology. Due to the relationship of Mr. Steinke and Mr. Chrobak with the Company, the DSS License Agreement cannot be considered to have been negotiated at arm's length.

     Airless Tire License Agreement

     On October 27, 1995, the Company entered into a technology license agreement (the "Airless Tire License Agreement") with AMS. AMS is the owner of certain technology for producing an airless tire for which an application for United States Letters Patent has been filed and is currently pending.
The Airless Tire License Agreement grants the Company an exclusive license to use, sell, license, or otherwise exploit the technology worldwide in exchange for a royalty of $0.25 for each bicycle tire produced and sold by the Company utilizing the technology. Due to the relationship of Mr. Steinke and Mr. Chrobak with the Company, the Airless Tire License Agreement cannot be considered to have been negotiated at arm's length.

     Stock Subscriptions

     In April 1995, the Company entered into subscription agreements with Gary Dalton, Philip Chrobak, and David Griffiths, three of its Officers, to acquire an aggregate of 170,000 shares of its Common Stock at a purchase price of $1.00 per share, in exchange for promissory notes bearing interest at 8% per annum, payable in 36 months. The promissory notes were subsequently amended to become due on April 10, 1997. The Company has adopted a policy that any future loans or similar arrangements to its officers, directors, or 5% shareholders will not occur unless approved by a majority of the disinterested directors and for a bona fide business purpose. Set forth below are the names of the Officers, the number of shares issued, the consideration to be received for such shares, and their relationship with the Company.
PAGE

                        Number of      Consideration  Balance   Relationship
Name of Shareholder     Shares Issued  to be Paid     Due (3)   to the Company
-------------------     -------------  -------------  -------   --------------

Gary Dalton (1)            100,000       $100,000     $40,000   Former Officer
Philip J. Chrobak (2)       50,000         50,000      45,000   Former Officer
David Griffiths             20,000         20,000       -0-     Officer
                           -------       --------     -------
Totals                     170,000       $170,000     $85,000
                           =======       ========     =======

(1) As of March 31, 1997, Mr. Dalton had paid $50,000 cash and provided services to the Company valued at $10,000, which amounts have been applied against the principal and interest to be paid under the promissory note.

(2) As of March 31, 1997, Mr. Chrobak has provided services to the Company valued at $5,000, which amount has been applied against the principal and interest to be paid under the promissory note.

(3)  Amount due does not include any accrued interest.


DESCRIPTION OF CAPITAL STOCK

Common Stock

     The Company's Articles of Incorporation authorize 25,000,000 shares of Common Stock, $0.001 par value per share. The shares of Common Stock have no preemptive or other subscription rights, have no conversion rights, and are not subject to redemption. All shares of Common Stock will be, when and if issued, fully paid and nonassessable. No personal liability will attach to the ownership thereof. The holders of Common Stock are entitled to one vote for each share held. The Common Stock has noncumulative voting rights.

Preferred Stock

     The Company's Articles of Incorporation authorize 5,000,000 shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"). The authority to issue the Preferred Stock is vested in the Board of Directors, which has authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class which the Company is authorized to issue. The above described authority of the Board of Directors to fix and determine may be exercised by corporate resolution from time to time as the Board of Directors sees fit.

Shares Eligible for Future Sale

     The Company has 4,546,748 shares of Common Stock issued and outstanding. All of the 155,000 shares of Common Stock registered to be sold by Selling Shareholders will be freely transferable by persons other than "affiliates" of the Company, as that term is defined under the Securities Act, without further registration under the Securities Act.
PAGE

     The Company has previously issued shares of Common Stock that constitute "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts two years after their acquisition.
The Commission has recently adopted a proposal to reduce the holding period prior to which shares may be eligible for resale under Rule 144 from two years to one year. The amendments to Rule 144 take effect April 29, 1997 and once effective, the rule will allow the above mentioned restricted securities to be eligible for resale one year earlier.

     The Company issued 2,510,000 shares of Common Stock to initial
Shareholders in connection with its organization. The Company issued an additional 300,000 shares of Common Stock to various individuals for professiona l and consulting services during February 1995. In April 1995, the Company issued 170,000 shares to certain Officers and 100,000 shares for professional services. In May 1995, the Company issued 720,000 shares in a private placement. The shares issued to insiders (2,510,000 shares to founders and 170,000 shares to other Officers) are currently eligible for resale under Rule
144. However, in connection with the Company's initial public offering, the Company's Officers, Directors, and Shareholders owning more than 5% of the Company's issued and outstanding shares of Common Stock agreed not to sell any shares owned directly or indirectly by them for a period of up to four years, subject to the Company obtaining certain net earnings requirements.

     The 400,000 shares of Common Stock issued to consultants for professional services in February and April 1995 were issued pursuant to an exemption from registration available under Rule 701 of the Securities Act, and are now eligible for resale pursuant to the resale limitations set forth in Rule 701(c) which provides that 90 days after the Company becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (i.e., May 28, 1996), securities issued in a Rule 701 transaction may be resold by persons other than affiliates in reliance on Rule 144, without compliance with (1) current information, (2) holding period, (3) volume limitation, and (4) notice requirements of Rule 144; and by affiliates without compliance with the holding period requirements of Rule 144.

     The 720,000 shares of restricted Common Stock sold by the Company in the May 1995 will become eligible for sale under Rule 144 in May 1997. Sales of these restricted securities under Rule 144 or otherwise may have a depressive effect on the price of the Company's Common Stock in any trading market that may develop following this Offering. After the implementation of the amendment to Rule 144, securities held for two years may be sold by nonaffiliates without limitation. See PRINCIPAL SHAREHOLDERS and DESCRIPTION OF CAPITAL STOCK.

     The Company is unable to estimate the total number of shares that may be sold in the future by its existing Shareholders or the effect, if any, that sales of shares by such Shareholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing Shareholders could adversely affect prevailing market prices.

PAGE

Dividend Policy

     The holders of Common Stock are entitled to dividends when, and if, declared by the Board of Directors from funds legally available therefor, subject to any preference on preferred stock, if applicable, which may then be outstanding. The Company has not paid a dividend since its incorporation. Because the Company is in the formative stage and will be engaged in start-up operations for the next several years, it is not anticipated that funds will be available for the issuance of dividends in the foreseeable future.

Transfer and Warrant Agent

     The Company's transfer agent is Interwest Transfer Company, 1981 East Murray-Holladay Road, Holladay, Utah 84117, Telephone (801) 272-9294.

LITIGATION

     The Company is not a party to any pending legal proceedings and no such action by or against it, to the best of its knowledge, has been threatened.


LEGAL MATTERS

     Taylor and Associates, Inc., Attorneys and Counselors at Law, Salt Lake City, Utah, counsel to the Company, will render an opinion that the Common Stock being offered hereby, has been fully paid and nonassessable under the corporate laws of the state of Nevada.

EXPERTS

     The financial statements included herein and elsewhere in this Registration Statement, to the extent and for the periods indicated in its report, have been included in this Prospectus and the Registration Statement, in reliance on the report of Saltz, Shamis & Goldfarb, Inc., Certified Public Accountants, Akron, Ohio, given on the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

     The Company has filed this Registration Statement on Form S-1 under the Securities Act with the Commission with respect to the securities offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or document is an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete Registration Statement, including exhibits, may be examined without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, on payment the ususal fees for reproduction.

PAGE

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Title to Document                                                         Page
-----------------                                                         ----

Independent Auditor's Report of Saltz, Shamis & Goldfarb, Inc.             38

Balance Sheets as of June 30, 1996 and 1995                                39

Statements of Operations for the year ended June 30, 1996 and the period from January 30, 1995 (inception) to June 30, 1996
and 1995                                                                   41

Statements of Shareholders' Equity for the year ended June 30,
1996 and the period from January 30, 1995 (inception) to June
30, 1996 and 1995                                                          42

Statements of Cash Flows for the year ended June 30, 1996 and for the period from January 30, 1995 (inception) to June 30,
1996 and 1995                                                              43

Notes to Financial Statements                                              44


Balance Sheet at June 30, 1996 and December 31, 1996 (Unaudited)           50

Statements of Operations for the three months ended December
 31, 1996 and 1995, for the six months ended December 31, 1996 and 1995 and from January 30, 1995 (Inception) to December 31,
 1996 (Unaudited)                                                          52

Statements of Shareholders' Equity for the Period from January 30,
 1995 (Inception) to December 31, 1996 (Unaudited)                         53

Statements of Cash Flows for the three months ended December 31,
 1996 and 1995, for the six months ended December 31, 1996 and
 1995 and from January 30, 1995 (Inception) to December 31, 1996
 (Unaudited)                                                               54

Notes to the Financial Statements                                          55







PAGE

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Directors of American Tire Corporation

We have audited the accompanying balance sheets of American Tire Corporation (a development stage company) as of June 30, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1996 and for the period from January 30, 1995 (inception) to June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Tire Corporation as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the year ended June 30, 1996 and for the period from January 30, 1995 (inception) to June 30, 1996 and 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As described in Note A to the financial statements, the Company's ability to bring its product to market are dependent on its successful obtainment of capital to fund its activities. In the event the Company is unsuccessful in obtaining sufficient capital, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ SALTZ, SHAMIS & GOLDFARB, INC.

Akron, Ohio
October 9, 1996

AMERICAN TIRE CORPORATION
(A Development Stage Company)

         BALANCE SHEETS
JUNE 30, 1996 AND 1995
ASSETS
                                             1996
1995                                                            ---------
---------
CURRENT ASSETS:
 Cash                                   $    4,467   $   92,729
 Other receivables                          22,767        4,419
 Receivable - officers                        -          50,000
 Inventory                                 131,285         -
 Prepaid royalties - related party          17,725        8,550
 Prepaid expenses                           15,182       19,563
 Deposits on inventory                      87,401      201,838
                                         ---------    ---------
 Total Current Assets                      278,827      377,099
                                         ---------    ---------
PROPERTY, PLANT AND EQUIPMENT
 Land                                       59,000       59,000
 Building and building improvements        229,996      228,305
 Equipment                                 225,968       73,906
 Furniture and fixtures                      7,692        6,940
 Construction in progress                     -          14,000
                                         ---------    ---------
                                           522,656      382,151
  Less: accumulated depreciation            39,299        1,305
                                         ---------    ---------
                                           483,357      380,846
OTHER ASSETS:
 Deposits                                    1,834        1,854
 Accrued interest receivable                 9,993        2,991
 Deferred offering costs                   147,108       71,824
                                         ---------    ---------
                                           158,935       76,669
                                         ---------    ---------
                                        $  921,119   $  834,614
                                         =========    =========
















(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)

         BALANCE SHEETS
JUNE 30, 1996 AND 1995
LIABILITIES AND SHAREHOLDERS' EQUITY

                                             1996
1995                                                            ---------
---------
CURRENT LIABILITIES:
 Line of credit                         $   299,838  $  201,838
 Accounts payable and accrued expenses       98,680      24,908
 Due to officer                                -          6,159
 Notes payable - officers and
  accrued interest                          265,830        -
                                         ----------   ---------
 Total Current Liabilities                  664,348     232,905

SHAREHOLDERS' EQUITY:
 Preferred stock, par value $0.001,
  5,000,000 shares authorized,
  0 shares issued and outstanding              -           -
 Common stock $.001 par value, 25,000,000
  shares authorized, 3,840,642 and
  3,800,000 shares issued and outstanding,
  respectively                                3,841       3,800
 Additional paid-in capital               1,182,650     940,439
 Deficit accumulated during the
  development stage                        (844,720)   (248,630)
                                          ---------   ---------
                                            341,771     695,609
 Less: Receivable - shareholder (officers)  (85,000)    (93,900)
                                          ---------   ---------
                                            256,771     601,709
                                          ---------   ---------

                                        $   921,119  $  834,614
                                         ==========   =========


















(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)

STATEMENTS OF OPERATIONS

   January 30, 1995
                                                         For the    January
30, 1995  (Inception)
                                                       Year Ended
(Inception)          to
                                                        June 30,     to June
30,        June 30,
                                                           1996
1995             1996
                                                      ------------
------------    ------------
INCOME
 Interest income                                      $      8,161   $
3,611    $     11,772
                                                      ------------
------------    ------------
EXPENSES:
 Consulting                                                 43,261
135,818         179,079
 Payroll and payroll taxes                                 222,757
29,817         252,574
 Administrative                                            190,864
28,126         218,990
 Travel and entertainment                                   55,554
40,774          96,328
 Marketing consulting                                         -
13,300          13,300
 Interest                                                   53,821
3,101          56,922
 Depreciation                                               37,994
1,305          39,299
                                                      ------------
------------    ------------
    Total Expenses                                         604,251
252,241         856,492
                                                      ------------
------------    ------------
LOSS BEFORE INCOME TAXES                                  (596,090)
(248,630)       (844,720)

 Income taxes                                                 -
-              -
                                                      ------------
------------    ------------
NET LOSS                                              $   (596,090)  $
(248,630)   $   (844,720)
                                                      ============
============    ============

WEIGHTED AVERAGE SHARES OUTSTANDING                      3,840,642
3,800,000       3,840,642
                                                      ============
============    ============

NET LOSS PER SHARE                                    $      (0.16)  $
(0.06)   $      (0.22)
                                                      ============
==========    ============




















(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY
FROM THE DATE OF INCEPTION (JANUARY 30, 1995) TO JUNE 30, 1996

                                                            Accumulated
                                                            Deficit
                                                 Additional During
Notes         Total
                              Common Stock        Paid-in   Development
Receivable   Shareholders'
                            Shares      Amount    Capital   Stage
Shareholders    Equity
                          ----------  ---------  ---------  -----------
------------  -------------

BALANCE, January 30, 1995
 (Inception)                    -     $    -     $     -     $     -
$       -     $       -

Sale of common stock for
 cash of $.01 per share    2,510,000      2,510        -
-             -            2,510

Common stock issued for
 services in February
 1995                        300,000        300      29,700
-             -           30,000

Common stock issued for
 services in April 1995      100,000        100      99,900
-             -          100,000

Common stock issued for
 notes receivable, of
 which $50,000 was paid
 in August 1995 and
 $50,000 included in
 current assets at June
 30, 1995                    170,000        170     169,830        -
(120,000)       50,000

Repayment of notes
 receivable by providing
 services                       -          -           -           -
26,100        26,100

Sale of common stock for
 cash of $1.00 per share
 pursuant to a private
 placement, net of stock
 issuance costs of $78,271   720,000        720     641,009
-             -          641,729

Net loss for the period         -          -           -
(248,630)         -         (248,630)
                          ----------  ---------  ----------  ----------
------------  ------------
Balance at June 30, 1995   3,800,000      3,800     940,439    (248,630)
(93,900)      601,709

Repayment of notes
 receivable by providing
 services                       -          -           -
-            8,900         8,900

Sale of common stock for
 cash of $6.00 per share
 pursuant to a private
 placement                    40,642         41     243,811
-            -           243,852

Stock issuance costs            -          -         (1,600)
-            -            (1,600)

Net loss for the year           -          -           -
(596,090)        -          (596,090)
                          ----------  ---------  ---------- -----------
-----------   ------------
Balance at June 30, 1996   3,840,642  $   3,841  $1,182,650 $  (844,720) $
(85,000)  $    256,771
                          ==========  =========  ========== ===========
===========   ============

(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

   January 30, 1995
                                                         For the   January 30,
1995  (Inception)
                                                       Year Ended
(Inception)          to
                                                        June 30,     to June
30,        June 30,
                                                          1996
1995             1996
                                                      ------------
------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                             $   (596,090)  $
(248,630)   $   (844,720)

 Adjustments to reconcile net loss to net cash
  used by operating activities:
    Depreciation                                            37,994
1,305          39,299
    Stock issued in lieu of cash payment for
     certain services                                         -
129,000         129,000
    Services provided in lieu of cash payment
     on receivables - officers                               8,900
26,100          35,000
  (Increase) decrease in:
     Other receivables                                     (18,348)
(4,419)        (22,767)
     Inventory                                            (131,285)
-           (131,285)
     Prepaid royalties                                      (9,175)
(8,550)        (17,725)
     Prepaid expenses                                        4,381
(19,563)        (15,182)
     Deposits on inventory and other                       114,457
(203,692)        (89,235)
     Accrued interest receivable                            (7,002)
(2,991)         (9,993)
  Increase (decrease) in:
     Accounts payable and accrued expenses                  78,602
24,908         103,510
     Due to officer                                         (6,159)
6,159            -
                                                      ------------
------------    ------------
NET CASH USED BY OPERATING ACTIVITIES                     (523,725)
(300,373)       (824,098)

CASH FLOWS FROM (USED) IN INVESTING ACTIVITIES:
     Purchase of property, plant and equipment            (140,505)
(382,151)       (522,656)
                                                      ------------
------------    ------------
NET CASH USED BY INVESTING ACTIVITIES                     (140,505)
(382,151)       (522,656)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowing on line of credit                           196,000
201,838         397,838
     Repayment on line of credit                           (98,000)
-            (98,000)
     Proceeds from notes payable - officers                267,000
-            267,000
     Repayment of notes payable - officers                  (6,000)
-             (6,000)
     Proceeds from mortgage note payable                      -
188,000         188,000
     Repayment of mortgage note payable                       -
(188,000)       (188,000)
     Proceeds from issuance of common stock
      (net of stock issuance costs of $79,871)             292,252
644,239         936,491
     Deferred offering costs                               (75,284)
(70,824)       (146,108)
                                                      ------------
------------    ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                  575,968
775,253       1,351,221
                                                      ------------
------------    ------------
NET INCREASE (DECREASE) IN CASH                            (88,262)
92,729           4,467

CASH AT BEGINNING OF PERIOD                                 92,729
-               -
                                                      ------------
----------    ------------
CASH AT END OF PERIOD                                 $      4,467     $
92,729    $      4,467
                                                      ============
==========    ============



(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

NATURE OF BUSINESS: American Tire Corporation, a Nevada corporation ("the Company"), was organized on January 30, 1995, to take advantage of existing proprietary and non-proprietary technology available for the manufacturing of specialty tires. The Company has had limited operations since its organization and is a "development stage" company. The Company intends to engage in the manufacturing, marketing, distribution, and sales of airless "specialty" tires and tire-wheel assemblies utilizing "liquid phase" technology. Initially, the Company will manufacture airless bicycle tires at the Company manufacturing facility located in Ravenna, Ohio. The Company's year end is June 30.

BASIS OF PRESENTATION: The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a very limited operating history, has not generated operating revenues to date and must be considered promotional and in its early development stages.

Through an initial public offering the Company is offering at a cash price of $6.00 per share, up to 550,000 shares (250,000 share minimum) of the Company's common stock. The Company's continuation as a going concern is dependent upon its ability to generate sufficient capital resources from its initial public offering or other sources to carry out its business plan and to commence and continue operations.

REVENUE RECOGNITION: The Company expects to recognize revenue upon the shipment of product.

INVENTORY: Inventory is stated at the lower of cost or market, using the first-in, first-out method. The inventory at June 30, 1996 consists of finished goods purchased for resale.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, as follows:

          Building                    40 years
          Equipment                    5 years
          Furniture and fixtures       7 years

INCOME TAXES: Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements and tax returns. The Company has provided a 100% valuation allowance for the benefit associated with the Company's net operating loss carryforward of approximately $856,000 and $246,000 at June 30, 1996 and June 30, 1995, respectively.

DEFERRED OFFERING COSTS: The initial public offering costs have been deferred pending completion of such offering at which time such costs will be netted against the offering proceeds received. Should the offering be unsuccessful, these costs will be expensed.

AMERICAN TIRE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------------

NET LOSS PER SHARE: The net loss per share has been computed in accordance with regulations of the Securities and Exchange Commission. Accordingly, stock issued at prices less than the proposed offering price within one year of the offering have been treated as outstanding for the period presented in the accompanying statements of operations.

CONCENTRATIONS OF CREDIT RISK: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. The Company places its temporary cash investments with financial institutions and, although at times during 1996 they had balances in excess of federal insurance limits, management does not feel the Company is exposed to substantial credit risk.

RECENT PRONOUNCEMENTS: In March 1995, the FASB issued Statement No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 becomes effective for fiscal years beginning after December 15, 1995 and addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. The Company believes this pronouncement will not have a significant impact on the Company's financial statements.

USE OF ESTIMATES: Management uses estimates and assumptions in preparing these financial statement in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

NOTE B - RECEIVABLES - OFFICERS
-------------------------------

In April 1995, the Company entered into subscription agreements for three of its officers to acquire an aggregate of 170,000 shares of common stock at a purchase price of $1.00 per share, in exchange for promissory notes bearing interest at 8% per annum, principal and interest payable in April 1998. The officers provided accounting and consulting services valued at $26,100 which have been charged to operations during the period ended June 30, 1995, and offset against the amount owed under the promissory notes. At June 30, 1995, the total amount receivable was $143,900, of which $50,000 was classified as a current asset. This represents cash received after June 30, 1995, but prior to issuance of the financial statements, with the remaining $93,900 reflected as a reduction of shareholders' equity, as the receivable was not settled prior to the issuance of the financial statements. At June 30, 1996 and 1995, accrued interest receivable on these notes amounted to $9,993 and $2,991, respectively. The promissory notes were amended to become due no later than six months from the close of the Company's initial public offering.

During the year ended June 30, 1996, an officer provided $8,900 of accounting services, which were offset against the amounts owed under the promissory note, and another officer paid $50,000 toward his note receivable. At June 30, 1996, $85,000 was owed under these notes, which has been presented as a reduction of shareholders' equity.

AMERICAN TIRE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE C - TECHNOLOGY LICENSE AGREEMENT
-------------------------------------

On June 5, 1995, the Company entered into a technology licensing agreement with a related company owned by certain shareholders of the Company. This agreement provides the Company the exclusive license to use, sell and license the technology for manufacturing a wheel-tire assembly known as the "Dynamic Steerable Spring". The agreement specifies that a royalty of either $1.00 per unit sold directly by the Company or 8% percent of any royalty the Company should receive from any third party licensee to be paid quarterly. At June 30, 1996 and June 30, 1995, $17,725 and $8,550, respectively, have been advanced pursuant to and in anticipation of this agreement and is recorded in prepaid royalties.

NOTE D - DEPOSITS ON INVENTORY
------------------------------

At June 30, 1995, the Company had deposited $201,838 for purchase of bicycle tires. This amount is recorded as a deposit on the June 30, 1995 balance sheet. As of June 30, 1996, inventory of $114,437 has been received. The remaining tires are expected to be received upon the availability of such tires from the manufacturer after the completion of the initial public offering. In the event the manufacturer is unable to provide the tires, the manufacturer will refund such deposit to the Company.

NOTE E - LINE OF CREDIT
-----------------------

The Company has entered into a line of credit agreement with a bank. Under the terms of the agreement, the Company may borrow up to $300,000 at the interest rate of prime plus 1%. This line is personally guaranteed either entirely or in part by the Chief Executive Officer and the President of the Company and is secured by the accounts receivable, inventory and equipment of the Company. At June 30, 1996 and 1995, $299,838 and $201,838, respectively was outstanding under this agreement.

The weighted average interest rate during the year ended June 30, 1996 and the period ended June 30, 1995 was 9.71% and 10%, respectively.

NOTE F - INCOME TAXES
---------------------

The Company's total deferred tax asset, deferred tax liability and valuation allowance at June 30, 1996 and 1995 is:

                                         1996                  1995
                                        --------              --------
Total deferred tax asset                $308,000              $ 78,600
Total deferred tax liability              (7,400)                 -
Valuation allowance for deferred taxes  (300,600)              (78,600)
                                        --------              --------
  Deferred taxes, net                   $   -                 $   -
                                        ========              ========

The deferred tax asset results from net operating loss carryforwards of approximately $856,000 and $246,000 at June 30, 1996 and 1995, respectively,

AMERICAN TIRE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

which begin to expire in 2010. The deferred tax liability results from the use of accelerated methods of depreciation for tax purposes.

NOTE G - SHAREHOLDERS' EQUITY
-----------------------------

Shareholders' equity is comprised of the following at June 30, 1996 and 1995:

PREFERRED STOCK: The Company has authorized 5,000,000 shares of $.001 par value preferred stock. At June 30, 1996 and 1995, no shares of preferred stock were issued or outstanding, respectively.

COMMON STOCK: The Company was initially capitalized by issuing 2,510,000 shares of $.001 par value common stock in exchange for a stock subscription receivable in lieu of cash. The stock subscription receivable was paid on June 30, 1995.

In February 1995, the Company issued 300,000 shares of $.001 par value common stock to certain individuals in lieu of cash payments for consulting services provided to the Company by such individuals valued at $30,000. $29,000 has been charged to operations during the period ended June 30, 1995. $1,000 has been capitalized and is included in deferred offering costs at June 30, 1996 and 1995.

In April 1995, the Company issued 100,000 shares of $.001 par value common stock to the spouses of two officers of the Company in lieu of cash payment for consulting services provided to the Company by such individuals. The Company's management has charged $100,000 to operations for the period ended June 30, 1995 for the services provided.

In April 1995, the Company entered into subscription agreements with three of its officers for them to acquire an aggregate of 170,000 shares of $.001 par value common stock at a purchase price of $1.00 per share, in exchange for promissory notes bearing interest at 8% per annum, payable in April, 1998 (See Note B).

In May 1995, pursuant to a private placement, the Company issued 720,000 shares of $.001 par value common stock for $1.00 per share, which resulted in proceeds of $720,000. Stock issuance costs associated with this private placement amounted to $79,871.

In September 1995, pursuant to a private placement, the Company issued 40,642 shares of $.001 par value common stock for $6.00 per share, which resulted in proceeds of $243,852.

NOTE H - RELATED PARTY TRANSACTIONS
-----------------------------------

The land and building of the Company were acquired personally by an officer of the Company for $287,305. The officer was subsequently reimbursed at his cost upon transfer of the title of the land and building to the Company.

AMERICAN TIRE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

In August, 1995, the Company entered into employment agreements with two of its officers, which will not take effect until the proceeds of the initial public offering have been received by the Company. The agreements are for 36 months at a monthly compensation of $10,000 each upon the consummation of the proposed public offering.

In October 1995, the Company entered into an agreement with a related company providing for a royalty of $.25 to be paid for each tire sold by the Company utilizing the "airless tire technology" as defined by the agreement.

From February 1996 to June 1996, certain officers loaned the Company a total of $261,000. These notes are due on demand and bear interest at rates ranging from 9.25% to 9.5% per annum. At June 30, 1996, accrued interest amounted to $4,830 and is included with the notes payable - officers on the balance sheet. The Company intends to repay a portion, if not all, of these loans from the proceeds of the initial public offering.

In June 1996, the Company revised the promissory notes from certain officers of the Company (see Note B) to be due no more than six months from the closing date of the Company's initial public offering, rather than in April 1998.

NOTE I - COMMITMENTS AND CONTINGENCIES
--------------------------------------

As of June 30, 1995, the Company has entered into agreements to purchase manufacturing equipment totaling $27,780. Deposits of $14,000 had been paid on these commitments and are included in construction in progress. Payment in full on this agreement was made during the year ended June 30, 1996, and is included in equipment at June 30, 1996.

In April 1995, the Company entered into a television commercial agreement to air an advertising commercial produced for the Company for a one year period beginning as soon as the airless bicycle tires are available for shipment. During this period, the Company will pay $2 for each bicycle tire sold through its retail customers. The agreement can be extended for an additional year upon the agreement of both parties.

In July 1995, the Company entered into a Trade Mark License agreement which grants the Company the exclusive right to use the licensor's trade mark "Urathon" in the territory, as defined by the agreement. The Company shall pay the licensor a royalty of $.35 per airless bicycle tire sold during the term of the agreement, which expires on December 31, 2005.

In August 1995, the Company entered into a consulting agreement with an individual for a one year period, subject to one year renewals, which provides for monthly payments of $3,000. The consulting agreement was terminated on July 31, 1996.

Due to the timing of the Company's September 1995 private placement during the pendency of the Company's registration statement, the Company's reliance on an exemption from registration could possibly be challenged. The Company has offered to repurchase such shares sold in the September 1995 private placement at the price originally paid plus interest at a 12% annual interest rate from the date of original purchase through the date of the repurchase of such shares. At June 30, 1996, the Company estimates its obligation to such shareholders, if all shareholders request the Company to reaquire all 40,642

AMERICAN TIRE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

shares, at $265,788. Payment of such obligation of the Company has been personally guaranteed by the Chief Executive Officer and the President of the Company. Included in accounts payable and accrued expenses at June 30, 1996, is $21,936 of accrued interest related to the shares of common stock subject to the recision offer.

NOTE J - SUPPLEMENTAL CASH FLOW INFORMATION
-------------------------------------------

During the year ended June 30, 1996 and the period ended June 30, 1995, cash paid for interest amounted to $26,654 and $1,828, respectively.

In February 1995, the Company issued 300,000 shares of common stock in lieu of cash payment for consulting services valued at $30,000 of which $29,000 was charged to operations during the period ended June 30, 1995, and $1,000 was included in deferred offering costs.

In April 1995, the Company issued 170,000 shares of stock at $1.00 per share in exchange for notes receivable. During the period ended June 30, 1995, services were provided valued at $26,100, which were offset against the notes receivable. During the year ended June 30, 1996, an additional $8,900 of services were provided, which were offset against the notes receivable.

Additionally, in April 1995, the Company issued 100,000 shares of common stock in lieu of cash payment for consulting services valued at $100,000 provided by the spouses of two officers of the Company.

NOTE K - EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITOR
---------------------------------------------------------------------------
(UNAUDITED)
-----------

On October 10, 1996, the Company closed its initial public offering. The Company received gross offering proceeds of $2,064,498 in exchange for the issuance of 344,083 shares of common stock. In connection with the offering, shareholders owning 34,977 shares elected to accept the Company's recision offer and received an aggregate of $193,704. This amount includes all accrued interest due them in connection with the recision offer.PAGE

AMERICAN TIRE CORPORATION
(A Development Stage Company)


BALANCE SHEETS
ASSETS
                                                  DECEMBER 31,
                                                     1996           JUNE 30,
                                                  (Unaudited)         1996
                                                 ------------     ------------
Current Assets:
     Cash.......................................   $  634,337      $    4,467
     Trade receivables..........................       26,570          22,767
     Accrued interest receivable................       13,420            -
     Inventory..................................      131,285         131,285
     Prepaid royalties - related party..........       17,725          17,725
     Prepaid expenses                                  18,853          15,182
     Deposits on inventory......................       87,401          87,401
                                                   ----------      ----------
          Total current assets..................      929,591         278,827
                                                   ----------      ----------
Property, Plant and Equipment
     Land.......................................       59,000          59,000
     Building and building improvements.........      233,570         229,996
     Equipment..................................      373,176         225,968
     Furniture and fixtures.....................        7,692           7,692
                                                   ----------      ----------
                                                      673,438         522,656
      Less: accumulated depreciation............       62,793          39,299
                                                   ----------      ----------
                                                      610,645         483,357
Other Assets:
     Deposits...................................        2,559           1,834
     Accrued interest receivable................         -              9,993
     Deferred offering costs....................         -            147,108
                                                   ----------      ----------
                                                        2,559         158,935
                                                   ----------      ----------
                                                   $1,542,795      $  921,119
                                                   ==========      ==========














(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)

BALANCE SHEETS (Continued)
LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  DECEMBER 31,
                                                     1996           JUNE 30,
                                                  (Unaudited)         1996
                                                 ------------     ------------
Current Liabilities:
     Line of credit.............................   $     -         $  299,838
     Accounts payable and accrued expenses......       38,895          98,680
     Notes payable-officers and accrued interest         -            265,830
     Accrued payroll - officer..................       30,000            -
                                                   ----------      ----------
          Total current liabilities.............       68,895         664,348

Stockholder Equity:
     Preferred stock, par value $0.001,
      5,000,000 shares authorized, 0 shares
      issued and outstanding                             -               -
     Common stock, par value $0.001, 25,000,000
      shares authorized, 4,176,748 and 3,840,642
      shares issued and outstanding, respectively       4,177           3,841
     Additional paid-in capital..................   2,786,176       1,182,650
     Deficit accumulated during the
      development stage............. ............  (1,231,453)       (844,720)
                                                    ---------      ----------
                                                    1,558,900         341,771
      Less: Receivable-shareholder (officers)         (85,000)        (85,000)
                                                    ---------      ----------
                                                    1,473,900         256,771
                                                    ---------      ----------
                                                   $1,542,795      $  921,119
                                                   ==========      ==========





















(See accompanying notes to the financial statements)

 AMERICAN TIRE CORPORATION
(A Development Stage Company)

STATEMENTS OF OPERATIONS
(Unaudited)


             From
                                   For the Three                 For the
Six             Inception on
                                   Months Ended                  Months
Ended             January 30,
                                   December 31,                  December
31,            1995 through
                                 ------------------
-------------------       December 31,
                                 1996          1995            1996
1995           1996
                              ----------    ----------      ----------
----------    ------------
REVENUE:
 Interest income.............. $   5,763     $   2,117       $   7,480
$   4,655     $  18,252
                               ---------     ---------       ---------
---------     ---------
                                   5,763         2,117
7,480          4,655        18,252
                               ---------     ---------       ---------
---------     ---------
EXPENSES:
 Consulting...................      -            6,000            -
14,000       179,079
 Payroll and payroll taxes....    43,814        50,356         110,317
99,063       362,891
 Administrative...............   173,124        47,206         216,211
95,453       435,201
 Travel and entertainment.....    15,187        18,427          21,023
37,522       117,351
 Marketing consulting.........      -             -
-              -           13,300
 Interest.....................       424         6,125          23,169
12,800        80,091
 Depreciation.................    12,623         8,861          23,493
16,230        62,792
                               ---------     ---------       ---------
---------     ---------
     Total Expenses...........   245,172       134,859         394,213
275,068     1,250,705
                               ---------     ---------       ---------
---------     ---------
LOSS BEFORE INCOME TAXES......  (239,409)     (134,859)       (386,733)
(270,413)   (1,231,453)

 Income taxes.................      -             -
-              -             -
                               ---------     ---------       ---------
---------     ---------

NET LOSS...................... $(239,409)    $(134,859)      $(386,733)
$(270,413)  $(1,231,453)
                               =========     =========       =========
=========     =========


NET LOSS PER SHARE............ $   (0.05)    $   (0.04)      $   (0.09)
$   (0.07)    $   (0.30)
                               =========     =========       =========
=========     =========

WEIGHTED AVERAGE SHARES
 OUTSTANDING.................. 4,176,748     3,840,642       4,118,480
3,840,642     4,118,480
                               =========     =========       =========
=========     =========






















(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS' EQUITY
FROM THE DATE OF INCEPTION (JANUARY 30, 1995) TO DECEMBER 31, 1996
(UNAUDITED)

                                                            Accumulated
                                                            Deficit
                                                 Additional During
Notes         Total
                              Common Stock        Paid-in   Development
Receivable   Shareholders'
                            Shares      Amount    Capital   Stage
Shareholders    Equity
                          ----------  ---------  ---------  -----------
------------  -------------
BALANCE, January 30, 1995
 (Inception).............       -     $    -     $     -     $     -
$       -     $       -
Sale of common stock for
 cash of $.01 per share..  2,510,000      2,510        -
-             -            2,510
Common stock issued for
 services in February
 1995....................    300,000        300      29,700
-             -           30,000
Common stock issued for
 services in April 1995..    100,000        100      99,900
-             -          100,000
Common stock issued for
 notes receivable, of
 which $50,000 was paid
 in August 1995 and
 $50,000 included in
 current assets at June
 30, 1995................    170,000        170     169,830        -
(120,000)       50,000
Repayment of notes
 receivable by providing
 services................       -          -           -           -
26,100        26,100
Sale of common stock for
 cash of $1.00 per share
 pursuant to a private
 placement, net of stock
 issuance costs of
 $78,271.................    720,000        720     641,009
-             -          641,729
Net loss for the period         -          -           -
(248,630)         -         (248,630)
                          ----------  ---------  ----------  ----------
------------  ------------
Balance at June 30, 1995   3,800,000      3,800     940,439    (248,630)
(93,900)      601,709
Repayment of notes
 receivable by providing
 services................       -          -           -
-            8,900         8,900
Sale of common stock for
 cash of $6.00 per share
 pursuant to a private
 placement...............     40,642         41     243,811
-            -           243,852
Stock issuance costs.....       -          -         (1,600)
-            -            (1,600)
Net loss for the year           -          -           -
(596,090)        -          (596,090)
                          ----------  ---------  ---------- -----------
-----------   ------------
Balance at June 30, 1996   3,840,642      3,841   1,182,650    (844,720)
(85,000)       256,771
Purchase shares per
 recision offer..........    (34,977)       (35)   (209,827)
-            -          (209,862)
Sale of common stock for
 cash of $6.00 per share
 pursuant to initial public
 offering (net of stock
 issuance cost of $34,200)   344,083        344   2,029,954
-            -         2,030,298
Deferred offering costs..       -          -       (273,309)
-            -          (273,309)
Common Stock issued for
 debt at $2.10 per share.     27,000         27      56,708
-            -            56,735
Net loss for period
 ended December
 31, 1996................       -          -           -
(386,733)        -          (386,733)
                          ----------  ---------  ---------- -----------
-----------   ------------
Balance at December 31,
 1996                      4,176,748  $   4,177  $2,786,176 $(1,231,453) $
(85,000)  $  1,473,900
                          ==========  =========  ========== ===========
===========   ============

(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

                 From inception
                                                   FOR THE
FOR THE            On January 30,
                                             THREE MONTHS ENDED           SIX
MONTHS ENDED        1995 through
                                                DECEMBER 31,
DECEMBER 31,          December 31,
                                             1996          1995
1996           1995          1996
                                         ------------  ------------
------------   ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss................................$ (239,409)   $ (134,859)   $
(386,733)   $  (270,413)  $(1,231,453)
Adjustments to reconcile net loss to net
 cash used by operating activities:
  Depreciation...........................    12,623         8,861
23,493         16,230        62,793
  Stock issued in lieu of cash payment for
   certain services......................      -             -
-              -          129,000
  Services provided in lieu of cash payment
   on receivables - officers                   -            8,900
-             8,900        35,000
 (Increase) decrease in:
  Other receivable.......................        65          (689)
(3,803)        (1,024)      (26,570)
  Inventory..............................      -           (6,018)
-          (131,285)     (131,285)
  Prepaid royalties......................      -           (4,940)
-            (9,175)      (17,725)
  Prepaid expenses.......................    (6,454)       (6,292)
(3,671)        (2,414)      (18,853)
  Deposits on inventory and other........      (180)         -
(725)       114,437       (89,960)
  Accrued interest receivable............    (1,713)       (1,714)
(3,427)        (3,612)      (13,420)
 Increase (decrease) in:
  Accounts payable and accrued expenses..    25,751        (4,001)
(60,879)         4,527        38,895
  Due to officer.........................    30,000        (2,114)
30,000         (8,159)       30,000
                                         ----------     ---------
-----------    -----------   -----------
     Net cash used by
      Operating activities...............  (179,317)     (142,646)
(405,745)      (279,988)   (1,232,578)
                                         ----------     ---------
-----------    -----------   -----------
CASH FLOWS FROM (USED IN)
 INVESTING ACTIVITIES:
 Purchase of property, plant
  and equipment..........................  (148,681)      (17,713)
(150,782)      (123,581)     (673,438)
                                         ----------     ---------
-----------    -----------   -----------
     Net cash used by
      Investing activities...............  (148,681)      (17,713)
(150,782)      (123,581)     (673,438)
                                         ----------     ---------
-----------    -----------   -----------
CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES:
 Borrowing on line of credit.............      -           98,000
-           196,000       397,838
 Repayment on line of credit.............      -          (98,000)
(299,838)       (98,000)     (397,838)
 Proceeds from notes payable - officers..      -             -
110,000           -          377,000
 Repayment of notes payable - officers...      -             -
(317,000)          -         (323,000)
 Proceeds from mortgage note payable.....      -             -
-              -          188,000
 Repayment of mortgage note payable......      -             -
-              -         (188,000)
 Proceeds from issuance of
  common stock (net of stock
  issuance costs of $114,071)............   300,012       157,452
2,030,298        292,252     2,969,524
 Purchase stock per recision offer.......      -             -
(209,862)          -         (209,862)
 Deferred offering costs.................  (101,025)      (14,929)
(127,201)       (31,981)     (273,309)
                                         ----------    ----------
-----------    -----------   -----------
     Net cash provided by
      Financing activities...............   198,987       142,623
1,186,397        358,271     2,540,353
                                         ----------    ----------
-----------    -----------   -----------
NET INCREASE (DECREASE) IN CASH..........  (129,011)      (18,036)
629,870        (45,298)      634,337

Cash at beginning of period..............   763,348        65,467
4,467         92,729          -
                                         ----------    ----------
-----------    -----------   -----------
Cash at end of period....................$  634,337    $  47,431     $
634,337         47,431       634,337
                                         ==========    =========
===========    ===========   ===========



(See accompanying notes to the financial statements)

AMERICAN TIRE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

NATURE OF BUSINESS: American Tire Corporation, a Nevada corporation ("the Company"), was organized on January 30, 1995, to take advantage of existing proprietary and non-proprietary technology available for the manufacturing of specialty tires. The Company has had limited operations since its organization and is a "development stage" company. The Company is engaged in manufacturing, marketing, and distributing airless bicycle tires. The Company's fiscal year end is June 30.

BASIS OF PRESENTATION: The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a very limited operating history, has not generated operating revenues to date and must be considered promotional and in its early development stages.

On October 10, 1996, the Company closed its initial public offering having sold 344,083 shares of common stock for aggregate offering proceeds of $2,064,498. The Company's continuation as a going concern is dependent upon its ability to utilize the working capital from its initial public offering to carry out its business plan and to commence and continue operations.

REVENUE RECOGNITION: The Company expects to recognize revenue upon the shipment of product.

INVENTORY: Inventory is stated at the lower of cost or market, using the first-in, first-out method. The inventory at December 31, 1996 consists of finished goods purchased for resale.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, as follows:

          Building                    40 years
          Equipment                    5 years
          Furniture and fixtures       7 years

NOTE B - RECEIVABLES - OFFICERS
-------------------------------

In April 1995, the Company entered into subscription agreements with three of its officers to acquire an aggregate of 170,000 shares of common stock at a purchase price of $1.00 per share, in exchange for promissory notes bearing interest at 8% per annum, principal and interest payable in April 1998. At December 31, 1996, accrued interest receivable on these notes amounted to $13,420. The promissory notes were amended to become due no later than six months from the close of the Company's initial public offering (April 10, 1997). At December 31, 1996, $85,000 was owed under these notes, which has been presented as a reduction of shareholders' equity.

PAGE

AMERICAN TIRE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE C - TECHNOLOGY LICENSE AGREEMENT
-------------------------------------

On June 5, 1995, the Company entered into a technology licensing agreement with a related company owned by certain shareholders of the Company. This agreement provides the Company the exclusive license to use, sell and license the technology for manufacturing a wheel-tire assembly known as the "Dynamic Steerable Spring". The agreement specifies that a royalty of either $1.00 per unit sold directly by the Company or 8% percent of any royalty the Company should receive from any third party licensee to be paid quarterly. At December 31, 1996, $17,725 has been advanced pursuant to and in anticipation of this agreement and is recorded in prepaid royalties.

NOTE D - RELATED PARTY TRANSACTIONS
-----------------------------------

On October 31, 1996, two of the Company's officers agreed to cancel approximately $56,827 in principal and accrued interest due them under certain promissory notes (See Note D) in exchange for the issuance of 27,000 shares of the Company's restricted common stock at an exchange valued at approximately $2.10 per share.


NOTE E - COMMITMENTS AND CONTINGENCIES
--------------------------------------

On November 11, 1996, the Company received a commitment for a line of credit of $500,000 from a commercial lender for working capital and equipment purchases. The line of credit will bear an interest rate of 3/4% over prime and will be secured by the Company's accounts receivable, inventory, equipment and a first mortgage on the Company's Ravenna facility.

At the request of Dennis Chrobak, the Company's President, the Company has accrued his monthly employment compensation for October, November and December 1996. Mr. Chrobak has requested the Company to continue to accrue his monthly employment compensation until further notice. In January 1997, the Company deposited $30,000 into a separate account and will continue to deposit Mr. Chrobak's accrued employment compensation into this account until such time as the Company receives notice from Mr. Chrobak that he desires to receive it.

NOTE F - EVENTS SUBSEQUENT TO DECEMBER 31, 1996
------------------------------------------------

On January 2, 1997, the Company entered into an Agreement in Principle with Coronel Investments Limited ("Coronel") to purchase all of Coronel's ownership interest in the capital stock of UTI Chemicals (Europe) Ltd., a United Kingdom company ("UTI"), engaged in the distribution of urethane tires in the United Kingdom and Europe. The terms of the Agreement in Principle require the Company to issue 200,000 shares of its common stock and make a cash payment of $400,000 to Coronel and is subject to and conditioned upon the Company and Coronel entering into a definitive agreement with respect thereto.
PAGE
       57 BACK COVER

AMERICAN TIRE CORPORATION

155,000 Shares
Common Stock

PROSPECTUS
_________, 1997


No dealer, salesman or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

Table of Contents
Section                                                                   Page
-------                                                                   ----
PROSPECTUS SUMMARY.........................................................
RISK FACTORS...............................................................
PLAN OF DISTRIBUTION.......................................................
SELLING SHAREHOLDERS.......................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS.................................................
BUSINESS...................................................................
PROPERTY...................................................................
MANAGEMENT.................................................................
EXECUTIVE COMPENSATION.....................................................
PRINCIPAL SHAREHOLDERS.....................................................
CERTAIN TRANSACTIONS.......................................................
DESCRIPTION OF CAPITAL STOCK...............................................
LITIGATION.................................................................
LEGAL MATTERS..............................................................
EXPERTS....................................................................
ADDITIONAL INFORMATION.....................................................
INDEX TO FINANCIAL STATEMENTS..............................................
FINANCIAL STATEMENTS.......................................................

Until February 16, 1998, all dealers effecting transactions in the Common Stock, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
PAGE

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of the Nevada Revised Statutes confers on a director or officer an absolute right to indemnification for expenses, including attorneys' fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise in defense of any action, suit, or proceeding. This section also entitles a director or officer to partial indemnification against expenses to the extent that he has been successful in defending any claim, issue, or matter asserted in such proceeding. The Nevada indemnification section further permits the corporation to indemnify officers and directors in circumstances where indemnification is not mandated by the statute and certain statutory standards are satisfied. The Nevada statute expressly makes indemnification contingent upon a determination that
indemnification is proper in the circumstances.   Such determination must be
made by the board of directors, the shareholders, or independent legal counsel. Nevada law also permits a corporation, in its articles of incorporation, bylaws, or an agreement, to pay attorneys' fees and other litigation expenses on behalf of a corporate official in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the corporate official to repay such expenses to the corporation if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation may also purchase and maintain insurance to provide indemnification. The Nevada statute also provides that indemnification authorized by the statute is not exclusive of, but is in addition to, indemnification rights granted under a corporation's articles of incorporation, an agreement, or pursuant to a vote of shareholders or disinterested directors.

     The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to Section
78.751 of the Nevada Revised Statues.

     The Company's articles of incorporation and bylaws do not contain specific provisions relating to indemnification of directors, officers, employees, and/or agents of the Company. However, it is anticipated that the Company will indemnify its officers and directors to the full extent permitted by the above referenced statute. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. (See "ITEM 28. UNDERTAKINGS.")

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses(*) to the Company in connection with the offering described in the Registration Statement:

     Registration Fee............................................$   299.43
     Accounting Fees and Expenses................................  2,500.00*
     Legal Fees and Expenses..................................... 20,000.00*
     Blue Sky Fees...............................................  3,725.00*
     Printing and Engraving......................................  2,500.00*
     Transfer Agent Fees.........................................  1,000.00*
                                                                  ----------
     Total Expenses..............................................$30,024.43
                                                                  ==========
(*)     All figures are estimates.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Securities issued in the foregoing transaction were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), set forth in
Section 3(b) and/or Section 4(2) of the Securities Act, and Rule 701 and the regulations promulgated thereunder. All of the individuals receiving shares pursuant to Rule 701 did so pursuant to a written agreement relating to the compensation of such persons. No cash consideration was received by the issuer and the aggregate offering price for the securities was determined to be the fair market value for the consulting services provided. None of the purchasers were officers and directors of the issuer at the time of the issuance of the securities.

     In connection with the Company's organization the Company issued an aggregate of 2,510,000 shares to its founders, Richard A. Steinke and Dennis
S. Chrobak. In February 1995, the Company entered into consulting agreements with seven individuals to provided professional advice and services to the Company in connection with developing the Company's business operations and strategic planning. The Company issued an aggregate of 300,000 shares of common stock for such services. The value of the services provided was $30,000, resulting in a calculated per share value of 300,000 shares at $0.10 per share. Set forth below are the names of the individuals, the number of shares issued, the value of the services provided, and a brief description of the services provided to the Company.

                          Number    Value of    Description    Relationship
                          of        Services    of Services    to the
Name of Shareholder       Shares    Provided    Provided       Company
-------------------       ------    --------    -----------    ------------
Bob L. McGiboney          100,000   $10,000     Financial      Consultant
Jerry Burns                 7,000       700     Financial      Consultant
Todd Hooks                 95,000     9,500     Marketing      Consultant
Craig Hooks                30,000     3,000     Marketing      Consultant
Hugh Sims-Hilditch         50,000     5,000     Technical      Consultant
Brad Delp                   8,000       800     Marketing      Consultant
Elliott N. Taylor          10,000     1,000     Legal          Legal Counsel
                          -------   -------
Totals                    300,000   $30,000
                          =======   =======

     In April, 1995, the Company entered into consulting agreements with Beverly J. Steinke, the former wife of Richard A. Steinke, C.E.O. of the Company, and Bonnie Chrobak, wife of Dennis S. Chrobak, President of the Company, to provide the Company with secretarial and media/graphic services, respectively, during the Company's developmental stages. The Company paid both Ms. Steinke and Mrs. Chrobak 50,000 shares each, valued at $1.00 per share, for total consideration of $100,000.

     In April, the Company entered into subscription agreements with Gary Dalton, Philip Chrobak, and David Griffiths, three of its Officers, to acquire an aggregate of 170,000 shares of its Common Stock at a purchase price of $1.00 per share, in exchange for promissory notes bearing interest at 8% per annum, payable in 36 months. The promissory notes were subsequently amended to become due prior to April 10, 1997. The Company has adopted a policy that any future loans or similar arrangements to its officers, directors, or 5% shareholders will not occur unless approved by a majority of the disinterested directors and for a bona fide business purpose. Set forth below are the names of the Officers, the number of shares issued, the consideration to be received for such shares, and their relationship with the Company.

                         Number of    Consideration  Balance   Relationship
Name of Shareholder      Shares       to be Paid     Due (3)   to the Company
-------------------      ---------    -------------  -------   --------------
Gary Dalton (1)          100,000      $100,000       $40,000   Former Officer
Philip J. Chrobak (2)     50,000        50,000        45,000   Former Officer
David Griffiths           20,000        20,000          -0-    Officer
                         -------      --------       -------
Totals                   170,000      $170,000       $85,000
                         =======      ========       =======

(1) As of March 31, 1997, Mr. Dalton had paid $50,000 cash and provided services to the Company valued at $10,000, which amounts have been applied against the principal and interest to be paid under the promissory note. Mr. Dalton resigned as an officer and director of the Company effective February 25, 1997.

(2) As of March 31, 1997, Mr. Chrobak had provided services to the Company valued at $5,000, which amount has been applied against the principal and interest to be paid under this promissory note. Mr. Chrobak resigned as an officer of the Company effective February 25, 1997.

(3)  Amount due does not include any accrued interest.


PAGE

     In May, 1995, the Company issued 720,000 shares of its Common Stock at purchase price of $1.00 per share. Set forth below are the names of the purchasers, the consideration paid, and the number of shares purchased:

Name of Shareholder                       Consideration   Number of Shares
-------------------                       -------------   ----------------
John E. Roberts                           $      10,000             10,000
Donald W. Kuchenbecker                           10,000             10,000
Jon Orban                                        10,000             10,000
Robert Orban                                     35,000             35,000
Bob McGiboney                                   110,000            110,000
First London Securities Corporation             110,000            110,000
Edward J. Anderson                               23,000             23,000
M. Priscilla Goodwyn                              5,000              5,000
Michael K. MacCloskey                            80,000             80,000
Mark MacCloskey                                  10,000             10,000
David R. Brod & Laurie A. Strickland, JTWRS       5,000              5,000
Michael P. & Debra B. Anderson                   10,000             10,000
Corporacion de Inversiones Diversificadas       100,000            100,000
Vicent P. Menard                                 10,000             10,000
Jamie M. Nugent                                  10,000             10,000
Arnass Group, Ltd.                              100,000            100,000
Everett Coon, Jr.                                20,000             20,000
Drake, Goodwin & Co., Inc.                       25,000             25,000
James Mathis                                      2,000              2,000
Delaware Charter Guarantee Trust Co.(1)          20,000             20,000
Dorothy D. Winchester Trust                      15,000             15,000
                                           ------------   ----------------
Totals                                     $    720,000            720,000
                                           ============   ================

(1) Represents shares held in IRA Accounts at Delaware Charter Guarantee Trust Co., FBO Robert M. MacCloskey, 3,000 shares; Karen L. MacCloskey, 2,000 shares; Mical Lee MacCloskey, 3,000 shares; Michael K. MacCloskey, 2,000 shares; and Rush B. Winchester, 10,000 shares.

     First London Securities Corporation acted as placement agent in the foregoing private placement and received a commission of $70,000 representing 10% of the offering proceeds from the sale of 700,000 shares. No commission was paid in connection with the sale of 20,000 shares of the foregoing private placement.

     Securities issued in the foregoing transaction were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, set forth in either Rule 505 or 506 of Regulation D and/or Section 4(2) thereof and the regulations promulgated thereunder. The purchasers represented that they were "accredited investors" as that term is defined under Rule 501 of Regulation D of the Securities Act. None of the purchasers were Officers and Directors of the issuer at the time of the issuance of the securities or currently hold such positions with the issuer. Such purchasers were provided information regarding the Company and its business and financial condition and met and/or were given opportunity to ask questions of the Company's officers and directors. Subscription agreements containing investment and suitability letters and representations were executed by each of the purchasers in which they acknowledged that they were acquiring "restricted securities" as defined in Rule 144 under the Securities Act; that the securities could not be transferred without registration or an exemption therefrom; that the securities were being acquired for investment; and that the purchasers would not sell the securities without registration or the availability of an exemption therefrom. No general advertising or solicitation was used in connection therewith.

     The placement agent confirmed that solicitation of purchasers of the securities were made through contacts by its registered representatives without any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

     The Company sold 40,642 shares of Common Stock in September 1995, at a purchase price of $6.00 per share. Set forth below are the names of the purchasers, the consideration paid, and the number of shares purchased:

Name of Shareholder                       Consideration   Number of Shares
-------------------                       -------------   ----------------
James A. & Mary Jo Chrobak                $         600                100
Rolyn, Inc.                                       5,556                926
Rebecca Ann Bradley                                 600                100
William B. & Paunez A. Howell                     5,010                835
Lance R. or Laura MacKeown                          600                100
Robert J. Kieres                                  1,200                200
Kurt R. or Zorianna M. Sterbenz                   9,600              1,600
Eric R. Sterbenz                                  3,000                500
Patrick Kelble                                      600                100
Kevin Kelble & Dee Kennedy                        7,200              1,200
Michael or Rosa Kelble                              600                100
Shawn Kelble                                      1,200                200
Gerald D. Kelble, D.D.S.                         18,000              3,000
Paine Webber IRA Custodian FBO Gerald Kelble     12,000              2,000
Richard or Esther Abramson                        1,200                200
Dennis M. & Karen S. Jenkins                      1,200                200
Joan E. Khatib                                    1,590                265
Sandra S. & Earl W. Crissman                      1,800                300
Ann or Gary Tilly                                 1,800                300
Barbara A. Simpson                                2,100                350
Christley, Harington & Pierce                     2,400                400
Jason W. Sarnow                                   3,000                500
Ken Jones                                         3,000                500
Andy & Marcella Lantzman                          4,998                833
Karen Schaefer                                    4,998                833
Andres & Anita Peterson                           6,000              1,000
Wanda Sharrett, M.D.                              6,000              1,000
Thomas H. & Mary Kaye Laabs-Johnson              18,000              3,000
John P. or Kathy M. Malik                        12,000              2,000
Charles R. & Eileen C. Gant                      18,000              3,000
Dr. Paul Schreibman                              30,000              5,000
Paul Rush                                        60,000             10,000
                                           ------------   ----------------
Totals                                     $    243,852             40,642
                                           ============   ================

     The foregoing shares of Common Stock were offered by the Company's Officers and Directors and no commissions, directly or indirectly, were paid in connection with their sale.

     Securities issued in the foregoing transaction were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, set forth in either Rule 505 or 506 of Regulation D and/or Section 4(2) thereof and the regulations promulgated thereunder. Fifteen of the thirty purchasers represented that they were "accredited investors" as that term is defined under Rule 501 of Regulation D of the Securities Act. None of the purchasers were Officers and Directors of the Company at the time of the issuance of the securities or currently hold such positions with the issuer. Such purchasers were provided information regarding the Company and its business and financial condition and met and/or were given opportunity to ask questions of the Company's Officers and Directors.

     Subscription agreements containing investment and suitability letters and representations were executed by each of the purchasers in which they acknowledged that they were acquiring "restricted securities" as defined in Rule 144 under the Securities Act; that the securities could not be transferred without registration or an exemption therefrom; that the securities were being acquired for investment; and that the purchasers would not sell the securities without registration or the availability of an exemption therefrom. No general advertising or solicitation was used in connection therewith.

     The foregoing private placement was made at a time when the Company had a registration statement on file with the Commission. Although the Company took steps to ensure that the sale of the common stock would not become part of the Company's proposed public offering, due to the timing of the private placement during the pendency of the public registration process, the Company's reliance on Section 4(2) possibly could have been challenged. In connection with the Company's initial public offering, the Company made a recision offer to the purchasers of the 40,642 shares of common stock in an effort to remove and reduce as much as possible any liability the Company may have had or could have incurred relating to the sale of the common stock. On termination of the recision offer, the Company has received notices of acceptance of the recision offer for an aggregate of 34,977 shares. The Company issued checks to the rescinding purchasers in the aggregate of $193,704, which amount included all accrued interest in connection therewith.

     On October 31, 1996, Dennis S. Chrobak and Gary Dalton, two of the Company's officers and directors, agreed to cancel approximately $56,735 in principal and accrued interest due them under certain promissory notes in exchange for the issuance of 27,000 shares of the Company's restricted common stock at an exchange valued at approximately $2.10 per share.

     Effective February 28, 1997, the Company completed the acquisition of UTI Chemicals (Europe), Ltd, a United Kingdom corporation ("UTI-UK"), from Coronel Investment Limited, a Jersey corporation ("Coronel"). The acquisition was made pursuant to a Share Purchase Agreement, which provided that the Company issue to Coronel 200,000 shares of the Company's restricted common stock as a portion of the consideration for the purchase of UTI-UK. The shares issued to Coronel were valued at $7.75 per share, the closing bid price for the Company's common stock on February 28, 1997.

     The securities issued in the foregoing transactions were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act under section 4(2) thereof and the regulations promulgated thereunder.
PAGE

     The Company sold 155,000 shares of Common Stock in February 1997, at a purchase price of $6.00 per share. Set forth below are the names of the purchasers, the consideration paid, and the number of shares purchased:

Name of Shareholder                       Consideration   Number of Shares
-------------------                       -------------   ----------------
Lowell L. Leishman                        $      72,000             12,000
2156 Associates, a Utah partnership             120,000             20,000
William L. Jiler                                 90,000             15,000
Matthew L. & Erin S. Haynie, JTWRS               18,000              3,000
Graphic Arts Management Profit Sharing Plan      90,000             15,000
Frank Lankey                                     30,000              5,000
Jay M. Grossman                                  18,000              3,000
Richard K. & Janice S. Milne, JTWRS              30,000              5,000
James & Carolee Okland, JTWRS                    24,000              4,000
Henry D. Moyle                                  120,000             20,000
David P. Scheffenacker                           24,000              4,000
Theodore S. Green & Debra Beneck                 18,000              3,000
Adele Gilchrist                                   6,000              1,000
Carol H. Tate                                     6,000              1,000
Jeffrey W. Gold, IRA                             36,000              6,000
Jeffrey W. & Robyn Gold, JTWRS                   84,000             14,000
Louis M. Haynie                                  84,000             14,000
Joseph S. Haynie                                  6,000              1,000
Michael L. Haynie                                18,000              3,000
Gae B. Haynie                                    12,000              2,000
Gary R. Howe, IRA                                 6,000              1,000
Gary R. Howe & Sharon F. Howe, JTWRS             18,000              3,000
                                           ------------   ----------------
Totals                                     $    930,000            155,000
                                           ============   ================

     The foregoing shares of Common Stock were offered by the Company's Officers and Directors and no commissions, directly or indirectly, were paid in connection with their sale.

     Securities issued in the foregoing transaction were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, set forth in Rule 506 of Regulation D and/or
Section 4(2) thereof and the regulations promulgated thereunder. The purchasers represented that they were "accredited investors" as that term is defined under Rule 501 of Regulation D of the Securities Act. None of the purchasers were Officers and Directors of the Company at the time of the issuance of the securities or currently hold such positions with the issuer.

     Subscription agreements containing investment and suitability letters and representations were executed by each of the purchasers in which they acknowledged that they were acquiring "restricted securities" as defined in Rule 144 under the Securities Act; that the securities could not be transferred without registration or an exemption therefrom; that the securities were being acquired for investment; and that the purchasers would not sell the securities without registration or the availability of an exemption therefrom. No general advertising or solicitation was used in connection therewith.

ITEM 27.  EXHIBITS

     Copies of the following documents have been included as exhibits to this Registration Statement, pursuant to Item 601 of Regulation S-B. The index to exhibits required by such item appears at consecutively numbered page 67.

         SEC
Exhibit  Reference
No.      No.        Title of Document                          Location
-------  ---------  -----------------                          --------

  1      3(i)       Articles of Incorporation and Amendments   Incorporated by
                                                               Reference (1)

  2      3(ii)      Bylaws                                     Incorporated by
                                                               Reference (1)

  3      5          Opinion of Taylor and Associates, Inc.
                    Attorneys and Counselors at Law            This Filing

  4      23         Consent of Saltz, Shamis & Goldfarb, Inc.,
                    Certified Public Accountants               This Filing

  5      23         Consent of Taylor and Associates, Inc.,
                    Attorneys and Counselors at Law            This Filing


(1) Incorporated by reference to the Company's registration statement on Form SB-2, SEC file no. 33-94318-C, and all amendments thereto.


ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to (i) include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change to the information in the Registration Statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) For the purpose of determining liability under the Securities Act, each post-effective amendment will be treated as a new Registration Statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

     (3) If, applicable, file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
PAGE

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, each post effective amendment that contains a form of Prospectus will be treated as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
PAGE

AMERICAN TIRE CORPORATION

INDEX TO EXHIBITS

         SEC
Exhibit  Reference
No.      No.        Title of Document                          Location
-------  ---------  -----------------                          --------

  1      3(i)       Articles of Incorporation and Amendments   Incorporated by
                                                               Reference (1)

  2      3(ii)      Bylaws                                     Incorporated by
                                                               Reference (1)

  3      5          Opinion of Taylor and Associates, Inc.
                    Attorneys and Counselors at Law            Exhibit No. 3

  4      23         Consent of Saltz, Shamis & Goldfarb, Inc.,
                    Certified Public Accountants               Exhibit No. 4

  5      23         Consent of Taylor and Associates, Inc.,
                    Attorneys and Counselors at Law            See Exhibit
                                                               No. 5


(1) Incorporated by reference to the Company's registration statement on Form SB-2, SEC file no. 33-94318-C, and all amendments thereto.